AGREEMENT AND PLAN OF MERGER
by and between
PEOPLES BANCORP INC.
and
CITIZENS NATIONAL CORPORATION

_____________________

April 20, 2026

Page

THE MERGER
1.1    The Parent Merger    2
1.2    Closing and Effective Time    2
1.3    Effects of the Merger    3
1.4    Conversion of Shares    3
1.5    Dissenters’ Rights    4
1.6    Articles of Incorporation and Code of Regulations of the Surviving Corporation    5
1.7    Directors and Officers of the Surviving Corporation    5
1.8    Effect on Peoples Common Shares    5
1.9    The Bank Merger    5
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
2.1    Exchange Agent    6
2.2    Delivery of Merger Consideration    6
2.3    Exchange Procedures    6
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CITIZENS
3.1    Corporate Organization    8
3.2    Capitalization    9
3.3    Authority; No Violation    10
3.4    Consents and Approvals    11
3.5    Reports    12
3.6    Financial Statements    12
3.7    Broker’s Fees    13
3.8    Absence of Changes    13
3.9    Compliance with Applicable Law    14
3.10    State Takeover Laws    14
3.11    Citizens Benefit Plans    14
3.12    Approvals    18
3.13    Fairness Opinion    18
3.14    Legal Proceedings and Regulatory Agreements    18
3.15    Material Contracts    19
3.16    Environmental Matters    21
3.17    Taxes    21
3.18    Intellectual Property    24

-i-

(Continued)
Section
3.19    Properties    26
3.20    Insurance    26
3.21    Accounting and Internal Controls    27
3.22    Derivatives    27
3.23    Labor    28
3.24    Loans; Loan Matters    28
3.25    Investment Securities; Repurchase Agreements    29
3.26    Transactions with Affiliates    30
3.27    Bank Secrecy Act, Anti-Money Laundering and OFAC Compliance    31
3.28    Prohibited Payments    31
3.29    No Material Misstatements or Omissions    31
3.30    No Other Representations or Warranties    31
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PEOPLES
4.1    Corporate Organization    32
4.2    Capitalization    32
4.3    Authority; No Violation    33
4.4    Consents and Approvals    33
4.5    Reports    34
4.6    Financial Statements    35
4.7    Broker’s Fees    35
4.8    Compliance with Applicable Law    35
4.9    Legal Proceedings    35
4.10    Absence of Changes    36
4.11    Approvals    36
4.12    Reorganization    36
4.13    Available Funds    36
4.14    Ownership of Citizens Common Shares    36
4.15    CRA Compliance    36
4.16    Takeover Laws    37
4.17    Fairness Opinion    37
4.18    No Material Misstatements or Omissions    37
4.19    No Other Representations or Warranties    37
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Conduct of Businesses Prior to the Effective Time    37
5.2    Citizens Forbearances    38
5.3    Peoples Forbearances    41

(Continued)
Section
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Regulatory Matters    42
6.2    Access to Information    44
6.3    Shareholder Approval    45
6.4    NASDAQ Listing; Reservation of Peoples Common Shares    46
6.5    Employee Matters    46
6.6    Indemnification; Directors’ and Officers’ Insurance    49
6.7    Acquisition Proposals    50
6.8    Takeover Laws    54
6.9    Financial Statements and Other Current Information    54
6.10    Notification of Certain Matters    54
6.11    Litigation    54
6.12    Transition Planning    55
6.13    Citizens Voting Agreements    55
6.14    Tax Representation Letters    55
6.15    Environmental Assessments    55
6.16    No Control of Other Party’s Business    56
6.17    Confidentiality    56
6.18    Trust Preferred Securities    56
6.19    Third Party Agreements    56
6.20    Title Center of Greater Kentucky, LLC    56
ARTICLE VII
CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligation to Effect the Merger    57
7.2    Conditions to Obligations of Peoples    57
7.3    Conditions to Obligations of Citizens    59
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1    Termination    60
8.2    Effect of Termination    62
8.3    Fees and Expenses    62
8.4    Amendment    64
8.5    Extension; Waiver    64
ARTICLE IX

(Continued)
Section
GENERAL PROVISIONS
9.1    Nonsurvival of Representations, Warranties and Agreements    64
9.2    Notices    64
9.3    Interpretation; Knowledge    65
9.4    Counterparts    66
9.5    Entire Agreement    66
9.6    Governing Law; Jurisdiction    66
9.7    Waiver of Jury Trial    66
9.8    Public Announcements    66
9.9    Assignment; Third-Party Beneficiaries    67
9.10    Specific Performance    67
9.11    Disclosure Schedule    67
9.12    Delivery by Electronic Transmission    67

Exhibit A    --     Index of Defined Terms
Exhibit B    --    Form of Bank Merger Agreement
Exhibit C    --    Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2026 (this “Agreement”), is made by and between Peoples Bancorp Inc., an Ohio corporation (“Peoples”), and Citizens National Corporation, a Kentucky corporation (“Citizens”).
RECITALS
A.Peoples is a registered financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”)and owns all of the outstanding shares of Peoples Bank, an Ohio-chartered commercial bank (“Peoples Bank”).
B.Citizens is a registered financial holding company under the BHC Act and owns all of the outstanding shares of Citizens Bank of Kentucky, Inc., a Kentucky banking corporation (“Citizens Bank”).
C.The Boards of Directors of Peoples and Citizens have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Citizens will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Peoples (the “Parent Merger”), followed by the subsidiary bank merger of Citizens Bank with and into Peoples Bank (the “Bank Merger”). The Parent Merger and Bank Merger shall sometimes collectively be referred to as the “Merger”.
D.The Boards of Directors of Peoples and Citizens have each approved this Agreement and the transactions contemplated hereby.
E.The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.
F.The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
G.Capitalized terms used in this Agreement shall have the respective definitions given to such terms in the provisions of this Agreement, and an index of such defined terms is set forth in Exhibit A attached hereto.
    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
THE MERGER
1.1The Parent Merger.
(a)Upon the terms and subject to the conditions of this Agreement, in accordance with the Ohio General Corporation Law (Chapter 1701 of the Ohio Revised Code) (the “OGCL”) and the Kentucky Business Corporation Act (Chapter 271B of the Kentucky Revised Statutes, as amended) (the “KBCA”), at the Effective Time, Citizens shall merge with and into Peoples. Peoples shall be the continuing and surviving corporation in the Parent Merger and shall continue its existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Citizens shall cease. As used in this Agreement, the term “Surviving Corporation” refers to Peoples immediately after the Effective Time.
(b)Peoples may, at any time prior to the Effective Time, change the method of effecting the combination of Citizens and Peoples (including the provisions of this Article I), if and to the extent Peoples deems, in its reasonable discretion, such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, including any alteration or change to the Exchange Ratio (except pursuant to Section 1.4(c)), (ii) adversely affect the tax consequences of the Merger to shareholders of Citizens or the tax treatment of either party pursuant to this Agreement, including causing the Merger to fail to qualify as a “reorganization” under Code Section 368(a) of the Code, (iii) materially impede or delay the receipt of the Requisite Regulatory Approvals or other consents and approvals required for consummation of the Merger or otherwise materially delay or impede consummation of the transactions contemplated by this Agreement, or (iv) require further approval of Citizens’ shareholders if such change is made after obtaining the Citizens Shareholder Approval. The parties agree to reflect any change contemplated by this Section 1.1(b) in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.4.
1.2Closing and Effective Time. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and other closing deliveries within thirty (30) days following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties hereto (such day, the “Closing Date”). Subject to the terms and conditions of this Agreement, on or before the Closing Date, Peoples and Citizens shall execute and file (or cause to be executed and filed) the certificate of merger (the “Certificate of Merger”), as provided under the OGCL, with the Ohio Secretary of State (the “OSS”) and the articles of merger (the “Articles of Merger”), as provided under the KBCA, with the Kentucky Secretary of State (the “KSS”). The Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the Certificate of Merger with the OSS and the articles of merger with the KSS; (ii) such later date and time as may be set forth in such Certificate of Merger and Articles of Merger with the approval of Peoples and Citizens; or (iii) such other date and time as shall be provided by applicable law (such date and time, the “Effective Time” or “Effective Date” ).
1.3Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth herein and in Section 1701.82 of the OGCL and the equivalent section or sections of the KBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Citizens shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of Citizens shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.
1.4Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Peoples, Citizens or the holder of any of the following securities:
(a)Subject to the provisions of this Section 1.4 and Section 1.5, each common share of Citizens, no par value (“Citizens Common Shares”), issued and outstanding immediately prior to the Effective Time (excluding shares of Citizens Common Shares owned by Citizens as treasury stock (“Treasury Shares”) and Dissenting Shares) shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, without interest, the following (collectively, the “Merger Consideration”):

(i)2.10 (the “Exchange Ratio”) common shares, without par value, of Peoples (the “Peoples Common Shares”) (the “Stock Consideration”); and
(ii)Cash, in the amount of $8.00 (the “Cash Consideration”).
(b)All of the Citizens Common Shares converted into the right to receive the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Citizens Common Shares (each, a “Certificate”) and each non-certificated Citizens Common Share represented by book-entry (a “Book-Entry Citizens Share”) shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.4(a), (ii) cash in lieu of any fractional shares that the Citizens Common Shares represented by such Certificate or Book-Entry Citizens Share have been converted into the right to receive pursuant to Section 1.4(e) and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.3(c), in each case, without any interest thereon.
(c)If, between the date of this Agreement and the Effective Time, the outstanding Peoples Common Shares or Citizens Common Shares shall have been increased, decreased, converted or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there has been any extraordinary dividend or distribution (which, for the avoidance of doubt, shall exclude any regular quarterly cash dividends as permitted under Section 5.3(d)) (a “Change in Capitalization”), an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Citizens Common Shares the same economic effect as contemplated by this Agreement prior to such event.
(d)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Treasury Shares and Citizens Common Shares that are owned by Peoples shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
(e)Notwithstanding anything to the contrary contained in this Agreement, no fractional Peoples Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Peoples Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Citizens. In lieu of the issuance of any such fractional share, Peoples shall pay to each former shareholder of Citizens who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest cent, of the closing sale prices of Peoples Common Shares on the NASDAQ – Global Select Market® (“NASDAQ-GS”) for the ten (10) consecutive full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all Citizens Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Peoples Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 1.4.
1.5Dissenters’ Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Citizens Common Share shall properly exercise, and does not withdraw or waive, dissenters’ rights with respect thereto in accordance with the KBCA (a “Dissenting Share”), then:

(i)    Each such Dissenting Share shall nevertheless be deemed to be cancelled at the Effective Time as provided elsewhere in this Agreement, but will not be converted into the right to receive the Merger Consideration; and
(ii)    Each Person who has properly exercised and perfected such dissenters’ rights shall thereafter be entitled in lieu of the Merger Consideration to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA, and neither Peoples nor the Surviving Corporation shall be required to deliver any Merger Consideration to such person in substitution for any such Dissenting Share in accordance with this Agreement; provided, however, that, if any such person shall have failed to perfect or shall withdraw or lose such holder’s rights under the KBCA, each such holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.4(a), without any interest thereon. Citizens will give Peoples prompt notice of any notices of intent to demand payment under the KBCA received by Citizens with respect to shares of Citizens Common Shares. Prior to the Effective Time, Citizens will not, except with the prior written consent of Peoples, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 1.5.
1.6Articles of Incorporation and Code of Regulations of the Surviving Corporation. As of the Effective Time, the articles of incorporation of Peoples, as in effect immediately prior to the Effective Time, shall become and remain the articles of incorporation of the Surviving Corporation until amended in accordance with applicable laws. As of the Effective Time, the code of regulations of Peoples, as in effect immediately prior to the Effective Time, shall become and remain the code of regulations of the Surviving Corporation until amended in accordance with applicable laws.
1.7Directors and Officers of the Surviving Corporation. As of the Effective Time:
(a)The directors of the Surviving Corporation shall be the directors of Peoples immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.
(b)The officers of the Surviving Corporation shall be the officers of Peoples immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulation of the Surviving Corporation.
1.8Effect on Peoples Common Shares. Each Peoples Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.
1.9The Bank Merger. As soon as practicable after the execution of this Agreement, Peoples and Citizens shall cause Peoples Bank and Citizens Bank, respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit B (the “Bank Merger Agreement”), and which provides for the merger of Citizens Bank with and into Peoples Bank, in accordance with applicable law and the terms of the Bank Merger Agreement. The Bank Merger will occur immediately after consummation of the Parent Merger pursuant to the

Bank Merger Agreement. Peoples Bank will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Citizens Bank will cease. Prior to the Effective Time, Citizens will cause Citizens Bank, and Peoples will cause Peoples Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger. The Bank Merger Agreement shall provide that the directors of Peoples Bank immediately prior to the Bank Merger shall remain the directors of Peoples Bank upon consummation of the Bank Merger.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
2.1Exchange Agent. Prior to the Effective Time, Peoples shall appoint Equiniti Trust Company pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.
2.2Delivery of Merger Consideration. Prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited with the Exchange Agent (a) evidence in book-entry form, representing an aggregate number of Peoples Common Shares equal to the aggregate Stock Consideration payable in Peoples Common Shares to holders of Citizens Common Shares pursuant to Section 1.4(a)(i), and (b) an amount in cash equal to the sum of (i) the aggregate Cash Consideration payable to holders of Citizens Common Shares pursuant to Section 1.4(a)(ii), (ii) to the extent then determinable, the aggregate amount necessary to pay to holders of Citizens Common Shares in lieu of fractional shares pursuant to Section 1.4(e) and (iii) the aggregate amount of any dividends or distributions payable in accordance with Section 2.3(c) (the Peoples Common Shares described in clause (a) and the cash amounts described in clause (b), collectively, the “Exchange Fund”). The Exchange Fund will be held in trust for the holders of Citizens Common Shares until distributed to such holders pursuant to this Agreement or released and paid over to Peoples pursuant to Section 2.3(f).
2.3Exchange Procedures. Each holder of record of Citizens Common Shares (other than Treasury Shares and Dissenting Shares), whose Citizens Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 at the Effective Time and any cash in lieu of fractional Peoples Common Shares (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to exchange such holder’s Citizens Common Shares for the Merger Consideration in accordance with the following procedures:
(a)Peoples shall prepare a letter of transmittal in such form as is reasonably acceptable to Citizens (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Citizens Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Citizens Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent.
(b)As promptly as practicable after the Effective Time, but in any event within five (5) business days after the Effective Time, Peoples shall cause the Exchange Agent to mail to each Holder (i) a Letter of Transmittal, and (ii) instructions for use in surrendering Certificate(s) or evidence of Book-Entry Citizens Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Peoples Common Shares to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled pursuant to Section 2.3(c). Holders who surrender to the Exchange Agent Certificate(s) or Book-Entry Citizens Shares, accompanied by properly completed Letters of Transmittal, after the Effective Time will receive (1) that number of non-certificated whole shares of Peoples Common Shares represented by book-entry (“Book-Entry Peoples Shares”) to which such Holder shall have become entitled and (2) a check representing the amount of (x) Cash Consideration such Holder shall have become entitled, (y) any cash in lieu of a fractional share which such Holder has the right to receive and (z) any dividends or distributions which the Holder thereof has the right to receive pursuant to Section 2.3(c), as determined as provided in Section 1.4, as promptly as practicable after such receipt by the Exchange Agent.

(c)No dividends or other distributions with respect to Peoples Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Citizens Shares with respect to the Peoples Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Citizens Shares occurs in accordance with this Article II. After the surrender of any such Certificate or Book-Entry Citizens Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Peoples Common Shares represented by such Certificate or Book-Entry Citizens Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Peoples Common Shares represented by such Certificate or Book-Entry Citizens Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Peoples Common Shares issuable with respect to such Certificate or Book-Entry Citizens Shares.
(d)In the event of a transfer of ownership of a Certificate or Book-Entry Citizens Shares representing Citizens Common Shares that is not registered in the stock transfer records of Citizens, the Merger Consideration (including cash in lieu of fractional Peoples Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Citizens Shares so surrendered is registered if the Certificate or Book-Entry Citizens Shares formerly representing such Citizens Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Citizens Shares, or establish to the reasonable satisfaction of Peoples that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the twelve-month anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Peoples) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Citizens Common Shares such amounts as the Exchange Agent or Peoples, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Peoples, as the case may be, the withheld amounts shall be paid over to the appropriate Governmental Entity and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Citizens Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Peoples, as the case may be.
(e)After the Effective Time, there shall be no transfers on the share transfer books of Citizens of the Citizens Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Citizens Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Citizens Shares representing such Citizens Common Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, any cash in lieu of fractional Peoples Common Shares to be issued or paid in consideration therefor and any dividends or distributions that the Holder is entitled to, in accordance with the procedures set forth in this Article II.
(f)Any portion of the Exchange Fund that remains unclaimed by the Holders as of the twelve-month anniversary of the Effective Time may be paid to Peoples. In such event, any Holder who has not theretofore complied with this Article II shall thereafter look only to Peoples with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Peoples Common Shares deliverable in respect of each Citizens Common Share held by such Holder as determined pursuant to this Agreement, in each case, without any interest thereon; provided that, for the avoidance of doubt, any such

Holder shall retain the right to claim their Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Peoples Common Shares deliverable in respect of each Citizens Common Share held by such Holder as determined pursuant to this Agreement indefinitely, subject only to applicable abandoned property, escheat or similar Laws. Notwithstanding the foregoing, none of Peoples, the Surviving Corporation, Citizens, the Exchange Agent or any other Person shall be liable to any former holder of Citizens Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(g)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Peoples, the posting by such Person of a bond in such amount as Peoples or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement, including requirements of this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CITIZENS
    Except as Previously Disclosed, Citizens hereby represents and warrants to Peoples as follows:
3.1Corporate Organization.
(a)Citizens is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Citizens has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Citizens is duly registered as a financial holding company under the BHC Act.
(b)Section 3.1(b) of the Citizens Disclosure Schedule lists all of the Subsidiaries of Citizens. Each Subsidiary of Citizens (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had, and would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Citizens is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used herein, the term “Subsidiary” has the meaning ascribed to such term in Section 2(d) of the BHC Act. Neither Citizens nor Citizens Bank owns 5% or more of any class of capital stock or other equity interest in any Person other than equity interests held in a fiduciary capacity or the equity interests of the Subsidiaries set forth on Section 3.1(b) of the Citizens Disclosure Schedule. There are no restrictions on the ability of any Subsidiary of Citizens to pay dividends or distributions, except in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated institutions.
(c)The deposit accounts of Citizens Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
(d)True, complete and correct copies of the articles of incorporation of Citizens (the “Citizens Articles”) and the bylaws of Citizens (the “Citizens Bylaws”), as in effect as of the date of this Agreement, have been made available to Peoples prior to the date hereof.
3.2Capitalization.
(a)As of the date hereof, the authorized capital stock of Citizens consists solely of 3,000,000 Citizens Common Shares, of which, as of the date hereof, (i) 976,924 Citizens Common Shares are issued and outstanding and (ii) no Treasury Shares are owned or otherwise held by Citizens. All of the issued and outstanding Citizens Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Citizens may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, Citizens does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Citizens Common Shares, Voting Debt or any other equity securities of Citizens or any securities representing the right to purchase or otherwise receive any Citizens Common Shares, Voting Debt or other equity securities of Citizens (“Equity Rights”). As of the date hereof, no trust preferred or subordinated debt securities of Citizens are issued and outstanding except as set forth on Section 3.2(a) of the Citizens Disclosure Schedule.
(b)As of the date hereof, there are no contractual obligations of Citizens (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Citizens or any equity security of Citizens or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Citizens or (ii) to register Citizens Common Shares or other securities under the Securities Act. Other than the Voting Agreements, to Citizens’ Knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Citizens Common Shares, other equity securities of Citizens or Equity Rights.
(c)Since December 31, 2025 through the date hereof, Citizens has not (i) issued or repurchased any Citizens Common Shares or Voting Debt or other equity securities of Citizens or Equity Rights, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Citizens capital stock or any other equity-based awards.
(d)All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Citizens are owned by Citizens, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Citizens has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3Authority; No Violation.
(a)Citizens has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Citizens Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Citizens. The Board of Directors of Citizens has determined, subject to Section 6.7(d) of this Agreement, that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Citizens and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Citizens shareholders for approval at a duly held Citizens Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby at the Citizens Shareholders’ Meeting, no other corporate proceedings on the part of Citizens are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Citizens and, assuming due authorization, execution and delivery to Peoples, constitutes the valid and binding obligations of Citizens, enforceable against Citizens in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).
(b)Neither the execution and delivery of this Agreement by Citizens, nor the consummation by Citizens of the transactions contemplated hereby, nor compliance by Citizens with any of the terms or provisions of this Agreement, will (i) violate any provision of the Citizens Articles or the Citizens Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Citizens or its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Citizens or its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Citizens or any of its Subsidiaries is a party or by which Citizens or any of its Subsidiaries, or any of their respective properties or assets is bound, except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Citizens.
3.4Consents and Approvals.
(a)Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Ohio Division of Financial Institutions (the “ODFI”) and any other federal or state banking agency, other regulatory, self-regulatory or enforcement authorities, or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the Citizens Shareholders’ Meeting (including any amendments or supplements thereto, the “Proxy Statement”) as part of Peoples’ registration statement on Form S-4, and any amendment thereto (or such other applicable form) (the “Form S-4”), and declaration of effectiveness of the Form S-4, and (iv) the filing of the Certificate of Merger with the OSS and the Articles of Merger with the KSS, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Citizens of the Merger and the other transactions contemplated by this Agreement. Except as otherwise set forth herein, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Citizens of this Agreement.
(b)As of the date hereof, there is no dispute or other proceeding pending between Citizens or Citizens Bank and any community groups relating to Citizens or Citizens Bank, and, to the Citizens’ Knowledge, no such dispute or other proceeding has been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by Peoples or Citizens in order to consummate the transactions contemplated by this Agreement.
3.5Reports. Citizens and Citizens Bank have timely filed all reports and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2022 with (a) the Kentucky Department of Financial Institutions, (b) the FRB, (c) the FDIC, (d) any other federal or state regulatory authority, and (e) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2022, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Citizens and Citizens Bank have paid all fees and assessments due and payable in connection therewith.
3.6Financial Statements.
(a)Citizens has furnished to Peoples the audited consolidated financial statements of Citizens, consisting of consolidated balance sheets as of December 31, 2023, 2024 and 2025, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2023, 2024 and 2025, including the related notes and reports thereon, and the unaudited interim financial reports of Citizens prepared in the ordinary course of business, including, in respect of the Bank, a balance sheet as of March 31, 2026, and the related statements of income and changes in shareholders’ equity for the three month-period ended March 31, 2026 and, in respect of Citizens, a balance sheet as of March 31, 2026, and the related statement of income for the three-month period ended March 31, 2026 (collectively, the “Citizens Financial Statements”). The Citizens Financial Statements have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim statements, subject to normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, net income and cash flows of Citizens and its consolidated Subsidiaries for the periods then ended. As of the date hereof, the books and records of Citizens and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Citizens that it intends to resign) or been dismissed as independent public accountants of Citizens as a result of or in connection with any disagreements with Citizens on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
(b)Since December 31, 2025, neither Citizens nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Citizens Financial Statements or disclosed in a footnote thereto, (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2025, (iii) liabilities which are not material individually or in the aggregate, (iv) in connection with this Agreement and the transactions contemplated hereby or (v) as set forth on Section 3.6(b) of the Citizens Disclosure Schedule.

3.7Broker’s Fees. Neither Citizens or any of its Subsidiaries, nor any of their respective officers or directors, has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than (i) Forvis Mazars Capital Advisors, LLC, which is serving as financial advisor to Citizens, and (ii) Hovde Group, LLC, which has provided the written fairness opinion to the Board of Directors of Citizens.
3.8Absence of Changes. Except as set forth on Section 3.8 of the Citizens Disclosure Schedule, since December 31, 2025, (a) Citizens and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (b) Citizens and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (c) no event or events have occurred that had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Citizens. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, any effect, change, event, circumstance or condition that has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes, events or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war (declared or undeclared) or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international emergency or any escalation thereof) or in general economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) or other changes, events or developments, after the date hereof, that affect banks or their holding companies generally, (D) changes, events or developments, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) the public disclosure of this Agreement and compliance with this Agreement, (F) a decline in the trading price of Peoples’ Common Shares, in and of itself, or the failure, in and of itself, to meet earnings projections or internal financial forecasts, projections, estimates or predictions (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred) or (G) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
3.9Compliance with Applicable Law.
(a)Each of Citizens and its Subsidiaries holds, and since December 31, 2022 has at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of its businesses and ownership of its properties, rights and assets under and pursuant to applicable Law (and has paid all fees and assessments due and payable in connection therewith) except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Citizens, and, to Citizens’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)Each of Citizens and its Subsidiaries are in compliance in all material respects, and since December 31, 2022 have complied in all material respects with, and is not in default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, and Sections 23A and 23B of the Federal Reserve Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.
(c)Citizens and its Subsidiaries have not received, since December 31, 2022, any written notification or written communication or, to Citizens’ Knowledge, orally, from any Governmental Entity asserting that Citizens is not in compliance with any Laws which such Governmental Entity enforces.
(d)Neither Citizens nor Citizens Bank engages in any trust business, or administers or maintains accounts for which it acts as fiduciary, including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.
3.10State Takeover Laws. The Board of Directors of Citizens has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions any applicable provisions of any takeover Laws under applicable Law, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under applicable Law or the Citizens Articles (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.
3.11Citizens Benefit Plans.
(a)Section 3.11(a) of the Citizens Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all bonus, stock option, stock appreciation right, phantom equity, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, retention, vacation, paid time off, welfare, fringe-benefit agreement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Citizens or any of its respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Citizens or any of its respective ERISA Affiliates or for which Citizens could otherwise have any current or future liability or obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed on Section 3.11(a) of the Citizens Disclosure Schedule, collectively, the “Citizens Benefit Plans”).
(b)Citizens has made available to Peoples true, correct and complete copies of the following (as applicable) with respect to each Citizens Benefit Plan: (i) the written document evidencing such Citizens Benefit Plan or, if such Citizens Benefit Plan is not in writing, a written description of the material terms thereof, and all amendments, modifications or supplements thereto, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination or opinion letter, if any, (iv) the most recently prepared actuarial report or financial statement, if any, (v) the most recent summary plan description, if any (and other descriptions of such Citizens Benefit Plan provided to Employees) and all modifications thereto,

(vi) all material correspondence with the Department of Labor, the IRS or any other Governmental Entity, (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that relate thereto, and (ix) any related trust agreements, insurance contracts or documents or any other funding arrangements relating thereto. Except as specifically provided in the foregoing documents delivered or made available to Peoples, there are no amendments to any Citizens Benefit Plans that have been adopted or approved nor has Citizens or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Citizens Benefit Plans. No Citizens Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.
(c)Except as set forth on Section 3.11(c)(i) of the Citizens Disclosure Schedule, (i) each Citizens Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) the Pentegra Plan (as defined in Section 6.5(d)) complies with all applicable Laws. Except as set forth on Section 3.11(c)(ii) of the Citizens Disclosure Schedule, during the three years preceding the date of this Agreement, neither Citizens nor any of its Subsidiaries has taken any material self-corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Citizens Benefit Plan, and, to Citizens’ Knowledge, no plan defect exists.
(d)Section 3.11(d) of the Citizens Disclosure Schedule identifies each Citizens Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Qualified Plan or the prototype document therefor and its related trust that has not been revoked or threatened to be revoked, and, to Citizens’ Knowledge, no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto.
(e)None of Citizens and its Subsidiaries nor any of their respective ERISA Affiliates has contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Title IV Plan”). There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Citizens, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Citizens nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.
(f)Except as set forth on Section 3.11(f) of the Citizens Disclosure Schedule, none of Citizens and its Subsidiaries nor any of their respective ERISA Affiliates has contributed to or been obligated to contribute to any plan that is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (a “MEWA”), a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Citizens, any of its Subsidiaries, or any of their respective ERISA Affiliates has incurred or had any liability to a MEWA, Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.
(g)Except as set forth on Section 3.11(g) of the Citizens Disclosure Schedule, neither Citizens nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Citizens and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Citizens or such Subsidiary’s right to amend, terminate or modify any such benefits.
(h)All contributions required to be made to any Citizens Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Citizens Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Citizens.
(i)Except as set forth on Section 3.11(i) of the Citizens Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any Employee, or result in any limitation on the right of Citizens or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Citizens Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Citizens or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No Citizens Benefit Plan provides for the gross-up or reimbursement of any penalties, interest or Taxes under Section 4999 or 409A of the Code, or otherwise.
(j)Except as set forth on Section 3.11(j) of the Citizens Disclosure Schedule, each Citizens Benefit Plan that is a “nonqualified deferred compensation plan” as defined in and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code and all applicable regulatory guidance thereunder (including, but not limited to, Treasury Regulations). No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.
(k)To Citizens’ Knowledge, none of Citizens, any of its Subsidiaries, any of their respective ERISA Affiliates, or any Person now or previously employed by or providing services to Citizens, any of its Subsidiaries or any of their respective ERISA Affiliates, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Citizens Benefit Plans or their related trusts, Citizens, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Citizens or any of its Subsidiaries has an obligation to indemnify with respect to such prohibited transaction, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l)There are no pending or, to Citizens’ Knowledge, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to Citizens’ Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Citizens Benefit Plans, any fiduciaries thereof with respect to their duties to the Citizens Benefit Plans or the assets of any of the trusts under any of the Citizens Benefit Plans which could reasonably be expected to result in any liability of Citizens or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Citizens Benefit Plan, or any other party.
(m)To Citizens’ Knowledge, each individual who renders services to Citizens or any of its Subsidiaries who is classified by Citizens or any of its Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Citizens Benefit Plans) is properly so characterized.
(n)Except as set forth on Section 3.11(n) of the Citizens Disclosure Schedule, no deduction of any amount payable pursuant to the terms of any Citizens Benefit Plan has been disallowed or is or could be subject to disallowance under Section 162(m) of the Code.
(o)Each Citizens Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is and has been operated, maintained and administered in compliance in all material respects with the Patient Protection and Affordable Care Act, including the Healthcare and Education Reconciliation Act of 2010, as amended, and all regulations and guidance issued thereunder (collectively, the “ACA”), and Citizens, its Subsidiaries and its ERISA Affiliates have complied in all material respects with the ACA. None of Citizens or any of its Subsidiaries or ERISA Affiliates has incurred, and no event has occurred and no condition or circumstances exist that could reasonably be expected to subject Citizens or any of its Subsidiaries or ERISA Affiliates to, any penalties, assessments, Taxes or Liability under Section 4980B, 4980D, 4890H, 6721 or 6722 of the Code or any other provision of the ACA.
(p)Definitions.
(i)“Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign Laws.
(ii)“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
3.12Approvals. As of the date of this Agreement, to Citizens’ Knowledge, there is no reason the Regulatory Approvals should not be obtained on a reasonably timely basis without the imposition of a condition, restriction or requirement that would conflict with Section 7.2(d).
3.13Fairness Opinion. The Board of Directors of Citizens has received the opinion of Hovde Group, LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Citizens Common Shares.
3.14Legal Proceedings and Regulatory Agreements.
(a)There is no suit, action, investigation, claim, proceeding or review pending, or to Citizens’ Knowledge threatened, against or affecting Citizens or any of its Subsidiaries or any of the current or former directors or executive officers of Citizens or any of its Subsidiaries (and Citizens is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, either individually or in the aggregate, is (A) material to Citizens and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Peoples, the Surviving Corporation or any of their affiliates, or (B) reasonably likely to prevent or delay Citizens from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Citizens, any of its Subsidiaries or the assets of Citizens or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Peoples or any of its affiliates) that is or could reasonably be expected to be material to Citizens or any of its Subsidiaries.
(b)Since December 31, 2022, (i) there have been no subpoenas, written demands, or document requests received by Citizens, any of its Subsidiaries or any affiliate of Citizens or any of its Subsidiaries from any Governmental Entity, except such as are received in the ordinary course of business consistent with past practice and are not, either individually or in the aggregate, material to Citizens and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Citizens or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Neither Citizens nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, whether or not set forth on the Citizens Disclosure Schedule, a “Regulatory Agreement”), nor has Citizens or any of its Subsidiaries been advised in writing since December 31, 2022 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement; provided that notwithstanding the forgoing, Citizens shall not be required under this Section 3.14(b) or otherwise to disclose any information deemed to be Confidential Supervisory Information (as such term is defined in 12 C.F.R. § 261.2), and failure to disclose such information shall not be deemed a breach of this Agreement or actionable under Section 8.1(d).
3.15Material Contracts.
(a)Except as set forth on Section 3.15 of the Citizens Disclosure Schedule, neither Citizens nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not set forth on Section 3.15 of the Citizens Disclosure Schedule, a “Material Contract”): (i) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any contract relating to the borrowing of money by Citizens or any of its Subsidiaries or the guarantee by Citizens or any of its Subsidiaries of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of any depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iii) any contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any material respect the ability of Citizens or any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Peoples or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Citizens and any of its Subsidiaries (including, following consummation of the transactions contemplated hereby, Peoples or any of its affiliates) is or could be conducted, (iv) any contract not terminable by Citizens, without penalty or other incremental expense in excess of $75,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Citizens or any of its Subsidiaries (other than contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual contract not in excess of $75,000 or involving Loans, borrowings or guarantees originated or purchased by Citizens or any of its Subsidiaries in the ordinary course of business consistent with past practice), (v) any contract not terminable by Citizens without penalty or other incremental expense in excess of $75,000, with less than 90 days’ notice which obligates Citizens or any of its Subsidiaries (or, following the consummation of the Merger, Peoples or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vi) any contract not terminable by Citizens without penalty or other incremental expense in excess of $75,000, with less than 90 days’ notice which requires referrals of business or requires Citizens or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (vii) any contract not terminable by Citizens without penalty or other incremental expense in excess of $75,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Citizens or any of its Subsidiaries, (viii) any contract which limits the payment of dividends by Citizens or any of its Subsidiaries, (ix) any contract pursuant to which Citizens or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (x) any contract pursuant to which Citizens or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xi) any contract between Citizens or any of its Subsidiaries, on the one hand, and (a) any officer or director of Citizens or any of its Subsidiaries, (b) any affiliate or family member of any such officer or director or (c) any other affiliate of Citizens, on the other hand, except those of a type available to Employees of Citizens generally, or (xiii) any contract that provides for payments to be made by Citizens or any of its Subsidiaries upon a change in control thereof or a termination of such contract in excess of $75,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.
(b)(i) Each Material Contract is a valid and legally binding agreement of Citizens or one of its Subsidiaries, as applicable, and, to Citizens’ Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect, (ii) Citizens and each of its Subsidiaries has duly performed in all material respects all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) neither Citizens nor any of its Subsidiaries, nor, to Citizens’ Knowledge, any counterparty or counterparties, is in breach or violation of any provision of any Material Contract, and (iv) to Citizens’ Knowledge, no event or condition exists that constitutes, or after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Citizens or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Citizens has provided true and complete copies of each Material Contract to Peoples prior to the date hereof.
3.16Environmental Matters. Except as set forth on Section 3.16 of the Citizens Disclosure Schedule:
(a)Citizens and its Subsidiaries are in compliance in all material respects, and have complied in all material respects with, all applicable Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”);

(b)In the last six years, there have been no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Citizens or its Subsidiaries relating to any Environmental Law and, to Citizens’ Knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation;
(c)there are currently no agreements, orders, judgments, indemnities or decrees by or with Citizens or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that would reasonably be expected to impose any liabilities or obligations under or in respect of any Environmental Law;
(d)to Citizens’ Knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that would reasonably be expected to give rise to obligations or liabilities to Citizens and its Subsidiaries under any Environmental Law;
(e)to Citizens’ Knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property of Citizens or its Subsidiaries presently owned or leased under circumstances which would reasonably be expected to result in liability to or claims against Citizens or its Subsidiaries relating to any Environmental Law; and
(f)to Citizens’ Knowledge, there are no agreements, orders, judgments, indemnities or decrees by or with any borrower of any Subsidiary with respect to which such Subsidiary has a security interest in real property owned by such borrower, and any Person, with a court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law.
3.17Taxes. For purposes of this Section 3.17, all references to “Citizens” include Citizens and any of its Subsidiaries. Except as set forth on Section 3.17 of the Citizens Disclosure Schedule:
(a)Citizens (i) has timely filed (taking into account any extension of time within which to file) all federal and state Tax Returns (as defined below) and all other material Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate in all material respects and filed in accordance with applicable Law; and (ii) has timely paid all federal and state Taxes (as defined below) and all other material Taxes due and payable by Citizens, whether or not shown as due and payable on any Tax Returns. Citizens has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by Citizens for each of the three (3) most recent Tax years. Citizens does not have any liability with respect to any federal or state Taxes or other material Taxes in excess of the amounts accrued with respect thereto that are reflected in the Citizens Financial Statements other than those that have arisen in the ordinary course of business since December 31, 2025. The accruals for federal and state Taxes and all other material Taxes reflected in the Citizens Financial Statements are adequate for the periods covered thereby. There are no Liens for Taxes upon the assets of Citizens other than Liens for current Taxes not yet due and payable.
(b)Citizens does not have, nor has it ever had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country.
(c)Citizens has timely withheld or collected and paid over to the appropriate Governmental Entities, or is properly holding for such payment, all federal and state Taxes and all other material Taxes required by law to be withheld or collected in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, director, or other third-party, and all IRS Forms W-2 and 1099 (and similar forms of state, local and foreign Governmental Entities) required with respect thereto have been properly completed and timely filed.
(d)In the last six (6) years, no written claim has ever been made by any Governmental Entity in a jurisdiction where Citizens does not file Tax Returns that Citizens is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(e)In the last six (6) years, Citizens (i) has not executed, entered into or requested to enter into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, nor (ii) is it subject to, or requested to be subject to, any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.
(f)Citizens has not been audited by any Governmental Entity with respect to federal or state Taxes or other material Taxes for taxable years ending on or subsequent to December 31, 2022, and, to Citizens’ Knowledge, no audit, examination or other proceeding with respect to Taxes has been threatened by a Governmental Entity, and all such past audits and proceedings have been fully and irrevocably settled and satisfied without any pending, ongoing or future liability. No Governmental Entity has asserted, is now asserting, or, to Citizens’ Knowledge, is threatening to assert against Citizens any deficiency or claim for additional federal or state Taxes or other material Taxes.
(g)Except as set forth on Section 3.17(g) of the Citizens Disclosure Schedule, Citizens is not a party to any Tax allocation or Tax sharing agreement, Tax indemnity obligation or similar contract or practice with respect to Taxes (other than an agreement or arrangement exclusively between or among Citizens and any or all of its Subsidiaries and other than any contracts or similar arrangements that arose in the ordinary course of business, the primary purpose of which does not relate to Taxes), nor does Citizens have any liability for the Taxes of any person (other than Citizens) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. Citizens is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity.
(h)Citizens has not (i) requested or been granted an extension of time for filing any federal or state Tax Return or other material Tax Return which has not yet been filed or (ii) waived any statute of limitations in respect of federal or state Taxes or other material Taxes which waiver remains outstanding. Citizens has not consented to, or been requested to consent to, give a waiver or extension (and is not subject to a waiver or extension that has been given by, and would not be subject to a waiver or extension that has been requested from, any other Person) of time in which any federal or state Tax or other material Tax may be assessed or collected by any Governmental Authority, which waiver or extension remains outstanding (or would remain outstanding, if granted).
(i)Citizens does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company, as such terms are defined in the Code.
(j)There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Citizens is a party that are reasonably likely to be treated as a partnership for Tax purposes.
(k)None of the assets of Citizens are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and Citizens is not party to a “long-term contract” within the meaning of Section 460 of the Code.

(l)Citizens has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(m)Citizens has not participated in a listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and nor has Citizens been notified of, or to Citizens’ Knowledge participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. Citizens has disclosed in all of its federal income Tax Returns all positions taken therein that would be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(n)Citizens has not claimed a Tax credit or similar offset against payroll or other Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended, the Families First Coronavirus Response Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and any other federal, state, municipal, local, or other stimulus fund programs in connection with the COVID-19 pandemic (“Stimulus Program”) or claimed any deduction or other Tax benefit in a manner inconsistent with any Stimulus Program requirements or limitations. Citizens has not deferred any portion of any payroll, social security, unemployment, withholding Taxes or other Taxes pursuant to any Stimulus Program.
(o)Citizens has not taken or agreed to take any action, and to Citizens’ Knowledge, there is no fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(p)Definitions.
(i)“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, commercial activity, gains, gross receipts, sales, use, value added, estimated, alternative minimum, add-on minimum, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, unemployment, social security, disability, employer health, excise, severance, stamp, occupation, property, environmental, natural resources, escheat, unclaimed or abandoned property, or other taxes, custom duties, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed with respect to the foregoing or in respect of the failure to comply with any requirement imposed with respect to any Tax Return, whether disputed or not, imposed, assessed or collected under the authority of any Governmental Entity.
(ii)“Tax Return” means return, declaration, report, claim for refund, information return or other document or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
3.18Intellectual Property.
(a)Each of Citizens and its Subsidiaries (i) owns (beneficially and of record, where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. All of the Owned Intellectual Property is subsisting, valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Citizens and each of its Subsidiaries as presently conducted. Each of Citizens and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.
(b)To Citizens’ Knowledge, the operation by Citizens and each of its Subsidiaries of their respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that Citizens or any of its Subsidiaries has infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Citizens’ Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Citizens’ or any of its Subsidiaries’ rights in the Owned Intellectual Property.
(c)Each of Citizens and its Subsidiaries has taken reasonable measures to protect (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Citizens or its Subsidiaries, and to Citizens’ Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Citizens’ Knowledge, no Person has gained unauthorized access to Citizens’ or any of its Subsidiaries’ IT Assets.
(d)Each of Citizens’ and its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Citizens and any of its Subsidiaries in connection with their respective businesses and have not malfunctioned or failed within the past two years. Citizens and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. Citizens and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.
(e)For purposes of this Agreement,
(i)“Intellectual Property” means any and all: (A) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (C) trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs (“Trade Secrets”); and (D) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(ii)“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.
(iii)“Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the business of Citizens except for off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement.
(iv)“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Citizens or its Subsidiaries.
3.19Properties.
(a)Citizens or one of its Subsidiaries has good and, as to real property, marketable title to all the properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Citizens Financial Statements as being owned by Citizens or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Citizens Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Citizens Permitted Encumbrances”).
(b)Citizens or one of its Subsidiaries is the lessee of all leasehold estates reflected in either the Citizens Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Citizens Owned Properties that constitute real property, the “Citizens Real Property”), which leasehold estate is free and clear of all Liens of any nature whatsoever, except for Citizens Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Citizens’ Knowledge, the lessor.
(c)Section 3.19 of the Citizens Disclosure Schedule lists and describes all Citizens Real Property. There are no pending or, to Citizens’ Knowledge, threatened condemnation proceedings against any Citizens Real Property.
3.20Insurance. Section 3.20 of the Citizens Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Citizens and its Subsidiaries and all open claims thereunder. Citizens and its Subsidiaries are insured against such risks and in such amounts as the management of Citizens reasonably has determined to be prudent and consistent with industry practice. Citizens and its Subsidiaries are in compliance in all material respects with all of their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and except for policies insuring against potential liabilities of officers, directors and Employees of Citizens and its Subsidiaries, Citizens or its Subsidiaries are the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.21Accounting and Internal Controls.
(a)The records, systems, controls, data and information of Citizens and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Citizens or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Citizens and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(b)Since December 31, 2022, (A) neither Citizens nor any of its Subsidiaries nor, to Citizens’ Knowledge, any director, officer, auditor, accountant or Representative of Citizens or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Citizens or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Citizens or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Citizens or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.
3.22Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Citizens Bank or for the account of a customer of Citizens Bank, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of the applicable regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Citizens Bank enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Citizens Bank has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and, to Citizens’ Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.23Labor. (a) Neither Citizens nor any of its Subsidiaries is or since December 31, 2022, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (b) no employee is represented by a labor organization for purposes of collective bargaining with respect to Citizens or any of its Subsidiaries; (c) to Citizens’ Knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Citizens or any of its Subsidiaries; (d) no Collective Bargaining Agreement is being negotiated by Citizens or any of its Subsidiaries; (e) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Citizens or any of its Subsidiaries pending or, to Citizens’ Knowledge, threatened, that may interfere with the respective business activities of Citizens or any of its Subsidiaries; (f) to Citizens’ Knowledge, there is no pending charge or complaint against Citizens or any of Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; and (g) Citizens and its Subsidiaries have complied in all material respects with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.24Loans; Loan Matters.
(a)The allowance for credit losses as reflected in the most recent audited Citizens Financial Statements was, in the reasonable opinion of Citizens’ management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices and (iii) in conformance with recommendations and comments in reports of examination in all material respects.
(b)Except as set forth on Section 3.24(b)(1) of the Citizens Disclosure Schedule, as of the most recent calendar quarter end, neither Citizens nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $150,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to Citizens’ Knowledge, the unpaid principal balance of which exceeds $150,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Citizens as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or 5% or greater shareholder of Citizens or any of its Subsidiaries, or to Citizens’ Knowledge, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.24(b)(2) of the Citizens Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $150,000 of Citizens Bank that, as of the most recent calendar quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Citizens Bank that as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, (iii) each Loan for which Citizens Bank has afforded any payment accommodation, forbearance, or otherwise modified or amended in accordance with the Coronavirus Aid, Relief, and Economic Security Act or otherwise as a result of the effects of COVID-19, and (iv) each asset of Citizens or Citizens Bank that as of the most recent calendar quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.
(c)Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Citizens or its Subsidiaries and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in each case in all material respects, in accordance with the relevant notes or other credit or security documents, Citizens’ written underwriting standards (and, to Citizens’ Knowledge, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.
(d)Since December 31, 2022, Citizens Bank has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, and neither Citizens nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. Citizens Bank has received a CRA rating of not less than “satisfactory” in its most recently completed exam, and neither Citizens nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Citizens Bank to receive notice of non-compliance with such provisions or cause the CRA rating of Citizens Bank to fall below “satisfactory.”
(e)To Citizens’ Knowledge, (i) there are no claims for repurchases by Citizens or any of its Subsidiaries of home mortgage loans that were sold to third parties by Citizens or its Subsidiaries during the past three years that are outstanding or currently threatened in writing, and (ii) there are no outstanding or threatened claims requiring Citizens or any of its Subsidiaries to repurchase any home mortgage loans sold to third parties, other than claims that would not reasonably be expected to result in a material dollar volume of such repurchases. To Citizens’ Knowledge, none of the agreements pursuant to which Citizens or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans in the past three years contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
3.25Investment Securities; Repurchase Agreements.
(a)Citizens and its Subsidiaries have good title to all securities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except (i) as set forth in the Citizens Financial Statements and (ii) to the extent such securities are pledged in the ordinary course of business to secure obligations of Citizens or its Subsidiaries. Such securities are valued on the books of Citizens in accordance with GAAP. Citizens and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures which are prudent and reasonable in the context of such businesses and Citizens and its Subsidiaries have complied with such policies, practices and procedures in all material respects.
(b)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Citizens, with respect to all agreements pursuant to which Citizens or its Subsidiaries has purchased securities subject to an agreement to resell, if any, Citizens or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt security thereby.
3.26Transactions with Affiliates. Neither Citizens nor any of its Subsidiaries has entered into any transactions with any Affiliate of Citizens or its Subsidiaries or any Affiliate of any director or executive officer of Citizens or its Subsidiaries (collectively, the “Related Parties”) except banking transactions in the ordinary course of the Citizens Bank’s business and compliance with applicable banking law pertaining to insider and affiliate transactions including but noted limited Sections 23A and 23B of the Federal Reserve Act, Regulation O (12 C.F.R. Part 215) and Regulation W (12 C.F.R. Part 223). Except as set forth on Section 3.26(a) of the Citizens Disclosure Schedule, none of the Related Parties presently (i) to Citizens’ Knowledge, owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Citizens or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Citizens or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, Citizens or its Subsidiaries (excepting amounts owed under loans made by Citizens Bank in the ordinary course and in compliance in all material respects with applicable banking laws), or (iv) on behalf of Citizens or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any executive officer or director of Citizens or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies and excepting banking transactions in the ordinary course of Citizens Bank’s banking business and in compliance in all material respects with applicable banking laws). Section 3.26(b) of the Citizens Disclosure Schedule contains (i) a complete list of all contracts between Citizens, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Peoples has given its prior written consent) and (ii) a complete list of all insider loans under Regulation O (12 C.F.R. Part 215). Citizens Bank is not party to any transaction with any Related Party on other than arm’s-length terms.
3.27Bank Secrecy Act, Anti-Money Laundering and OFAC Compliance. Citizens is not aware of, has not been advised of, and, to Citizens’ Knowledge, no facts or circumstances exist, which would cause Citizens or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. The Citizens Board of Directors (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Citizens (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
3.28Prohibited Payments. None of Citizens or its Subsidiaries, or to Citizens’ Knowledge, any director, officer, employee, agent or other Person acting on behalf of Citizens or its Subsidiaries has, directly or indirectly, (i) used any funds of Citizens or its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Citizens or its Subsidiaries, (iii) violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Citizens or its Subsidiaries, (v) made any fraudulent entry on the books or records of Citizens or its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Citizens or its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Citizens or its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
3.29No Material Misstatements or Omissions. No representation or warranty by Citizens in this Agreement or any document furnished to Peoples by or on behalf of Citizens or its Subsidiaries pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained therein not misleading.
3.30No Other Representations or Warranties. Except for the representations and warranties expressly made by Citizens in this Article III, neither Citizens nor any other person makes any express or implied representation or warranty with respect to Citizens, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (including any warranty with respect to merchantability or fitness for any particular purpose), and Citizens hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Citizens nor any other person makes or has made any representation or warranty to Peoples or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Citizens, any of its Subsidiaries or their respective businesses, or (b) except for the representations and warranties made by Citizens in this Article III, any oral or written information presented to Peoples or any of its affiliates or representatives in the course of their due diligence investigation of Citizens, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PEOPLES
    Except as Previously Disclosed, Peoples hereby represents and warrants to Citizens as follows:
4.1Corporate Organization.
(a)Peoples is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Peoples has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Peoples. Peoples is duly registered as a financial holding company under the BHC Act.
(b)Each Subsidiary of Peoples (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Peoples, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. There are no restrictions on the ability of any Subsidiary of Peoples to pay dividends or distributions, except in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated institutions.
(c)The deposit accounts of Peoples Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
4.2Capitalization.
(a)The authorized capital stock of Peoples consists of 50,000,000 Peoples Common Shares and 50,000 preferred shares, without par value (“Preferred Shares”). As of March 31, 2026, there were 36,848,602 Peoples Common Shares issued, 35,925,945 Peoples Common Shares outstanding and no Preferred Shares issued and outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of March 31, 2026, Peoples had available the following number of Peoples Common Shares for issuance: (i) 840,759 for the Peoples Fourth Amended and Restated 2006 Equity Plan, (ii) 158,148 for its dividend reinvestment plan, (iii) 131,186 for the Peoples Third Amended and Restated Deferred Compensation Plan for Directors, and (iv) 62,727 for the Peoples Employee Stock Purchase

Plan. As of March 31, 2026, 1,017,603 Peoples Common Shares were held in treasury by Peoples.
(b)     Peoples owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Peoples Bank and its other Subsidiaries, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
4.3Authority; No Violation.
(a)Peoples has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Regulatory Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Peoples. The Board of Directors of Peoples has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Peoples and its shareholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of the Bank Merger Agreement and the Bank Merger by Peoples in its capacity as the sole shareholder of Peoples Bank, no other corporate proceedings on the part of Peoples are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Peoples and, assuming due authorization, execution and delivery by Citizens, constitutes the valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)Neither the execution and delivery of this Agreement by Peoples, nor the consummation by Peoples of the transactions contemplated hereby, nor compliance by Peoples with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or code of regulations of Peoples, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Peoples, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Peoples or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Peoples or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Peoples.
4.4Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the filing and declaration of effectiveness of the Form S-4, (c) the filing of the Certificate of Merger with the OSS and Articles of Merger with the KSS, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Peoples Common Shares pursuant to this Agreement and approval of listing of such Peoples Common Shares on the NASDAQ-GS, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Peoples of this Agreement or with the consummation by Peoples of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Peoples of this Agreement.
4.5Reports.
(a)Peoples and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2022 with any Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2022, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.
(b)An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act since December 31, 2022 (collectively, the “Peoples SEC Reports”) is publicly available. All Peoples SEC Reports, at the time of filing, complied, and all Peoples SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of Peoples has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Peoples SEC Reports.
4.6Financial Statements. The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in the Peoples SEC Reports (including the related notes, where applicable), as of the dates thereof and for the periods covered thereby, (i) have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, (ii) have been prepared from, and are in accordance with, in all material respects, the books and records of Peoples and its Subsidiaries, (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable regulatory accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) fairly present the financial position of Peoples as of the dates thereof and the results of operations for the periods indicated, except in the case of the interim financial statements, normal year end adjustments and the absence of notes thereto. The books and records of Peoples and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
4.7Broker’s Fees. Neither Peoples or any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Raymond James & Associates, Inc.
4.8Compliance with Applicable Law. Peoples and each of its Subsidiaries hold, and since December 31, 2022 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law

(and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and, to Peoples’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Peoples and each of its Subsidiaries is in compliance in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Peoples or any of its Subsidiaries.
4.9Legal Proceedings.
(a)There is no suit, action, investigation, claim, proceeding or review pending or, to Peoples’ Knowledge, threatened against or affecting Peoples or any of its Subsidiaries or any of its current or former directors or executive officers at Peoples in their capacities as such (and Peoples is not aware of any basis for any such proceeding, claim, action, suit or investigation) that (i) involves a Governmental Entity, (ii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples or (iii) would reasonably likely to materially prevent or delay Peoples and/or Peoples Bank from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree, Regulatory Agreement or other regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Peoples or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Peoples.
(b)Neither Peoples nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, whether or not set forth on the Peoples Disclosure Schedule, a “Peoples Regulatory Agreement”), nor has Peoples or any of its Subsidiaries been advised in writing since December 31, 2022 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement; provided that notwithstanding the forgoing, Peoples shall not be required under this Section 4.9(b) or otherwise to disclose any information deemed to be Confidential Supervisory Information (as such term is defined in 12 C.F.R. § 261.2), and failure to disclose such information shall not be deemed a breach of this Agreement or actionable under Section 8.1(d).
4.10Absence of Changes. Since December 31, 2022, (a) Peoples and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business and (b) no event or events have occurred that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Peoples.
4.11Approvals. As of the date of this Agreement, to Peoples’ Knowledge, there is no reason why the Regulatory Approvals should not be obtained on a reasonably timely basis without the imposition of a condition, restriction or requirement that would conflict with Section 7.2(d).
4.12Reorganization. Peoples has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13Available Funds. Peoples has, and immediately prior to the Effective Time will have, cash sufficient to pay or cause to be deposited into the Exchange Fund the aggregate amount of cash as required pursuant to Section 2.2.
4.14Ownership of Citizens Common Shares. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding Citizens Common Shares.
4.15CRA Compliance. Peoples Bank has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from any Regulatory Agency with respect to discriminatory lending practices, and Peoples has no Knowledge of any conditions, facts, or circumstances that could result in a CRA rating for Peoples Bank of less than “satisfactory” or material criticism from any Governmental Entity or consumers with respect to discriminatory lending practices.
4.16Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement and the transactions contemplated hereby and thereby from (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.
4.17Fairness Opinion. The Board of Directors of Peoples has received the opinion of Raymond James & Associates, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by Peoples in the Merger is fair from a financial point of view to Peoples.
4.18No Material Misstatements or Omissions. No representation or warranty by Peoples in this Agreement or any document furnished to Citizens by or on behalf of Peoples pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained therein not misleading.
4.19No Other Representations or Warranties. Except for the representations and warranties expressly made by Peoples in this Article IV, neither Peoples nor any other person makes any express or implied representation or warranty with respect to Peoples, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (including any warranty with respect to merchantability or fitness for any particular purpose), and Peoples hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Peoples nor any other person makes or has made any representation or warranty to Citizens or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Peoples, any of its Subsidiaries or their respective businesses, or (b) except for the representations and warranties made by Peoples in this Article IV, any oral or written information presented to Citizens or any of its affiliates or representatives in the course of their due diligence investigation of Peoples, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in the applicable paragraph of its Citizens Disclosure Schedule or Peoples Disclosure Schedule, respectively), as required by Law or consented to in writing by the other party, (a) each of Peoples and Citizens shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Peoples and Citizens shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Peoples or Citizens to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
5.2Citizens Forbearances. Except as otherwise specifically permitted or required by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the Citizens Disclosure Schedule) or as required by Law, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement in accordance with the terms hereof, Citizens shall not, without the prior written consent of Peoples:
(a)merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;
(b)issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interests, Voting Debt or Equity Rights (other than, for the avoidance of doubt, the issuance of replacement certificates, book‑entry statements, or other evidence of ownership for Citizens Common Shares in connection with lost, stolen or destroyed certificates or routine administrative share recordkeeping, in each case representing no net increase in outstanding Citizens Common Shares);
(c)make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, other than: (y) regular calendar quarterly dividends not exceeding $0.26 per Citizens Common Share on such dates generally consistent with recent past practice, provided, however, that Citizens cannot declare, pay or set aside a dividend for any calendar quarter if the record date for such dividend would result in the holders of Citizens Common Shares being entitled to receive a dividend from both Citizens and Peoples for the same calendar quarter with respect to the same Citizens Common Shares that are converted to Peoples Common Shares; and (z) dividends paid by any of the Subsidiaries of Citizens to Citizens or any of its wholly owned Subsidiaries;
(d)directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;
(e) (i) terminate, materially amend, renew or waive any material provision of, any Material Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals and expirations in the ordinary course of business or (ii) except with respect to contracts or agreements otherwise permitted by this Agreement, enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;
(f)sell, transfer, mortgage, encumber, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except in each case, any sales, transfers, mortgages, encumbrances, lapses, cancellations, abandonments, or other dispositions or discontinuances in the ordinary course of business consistent with past practice;
(g)acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, except for the purchase of Loans in the ordinary course of business consistent with past practice;
(h)amend the Citizens Articles or the Citizens Bylaws or the comparable governing documents of any of its Subsidiaries;

(i)implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Citizens or its Subsidiaries;
(j)except as required under applicable Law or the terms of this Agreement or any Citizens Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Citizens or its Subsidiaries (collectively, “Employees”), other than increases in base salary or wage rates in the ordinary course consistent with past practice, which shall not exceed an aggregate average increase of more than 5% of current salaries across the total Employee base, (ii) except as set forth on Section 5.2(j) of the Citizens Disclosure Schedule, pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) hire or terminate without cause the employment of any Employee (other than the hiring of replacement employees for positions then existing), or (iv) enter into, establish, adopt, terminate or amend (except (A) as may be required by applicable Law, (B) as contemplated by this Agreement or (C) the regular annual renewal of insurance contracts for health and welfare benefits) any Citizens Benefit Plan or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including any related administrative services contract), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Employees, (v) grant any equity or equity-based awards to any Employees, or (vi) take any action to accelerate the payment of benefits, or the vesting or exercisability of stock options, restricted stock or other compensation or benefits of any Employees;
(k)(i) take, or omit to take, any action that is intended or is reasonably expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) except as may be required by applicable Law imposed by any Governmental Entity, (A) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (B) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
(l)other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements);
(m)enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management, or any other banking or operating policies, except as required by Law or any Regulatory Agency;
(n)make any material change to (i) its investment securities portfolio, or derivatives portfolio, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency;
(o) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of

$75,000 individually or $150,000 in the aggregate for all such actions, suits, claims, and that does not (i) impose any restriction on the business of Citizens or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to Citizens or its Subsidiaries;
(p)(i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, or (ii) other than in consultation with Peoples, make application for the closing, consolidation or sale of, or close, consolidate or sell, any branch;
(q)make or incur any capital expenditure in excess of $50,000 individually or $150,000 in the aggregate, except for binding commitments existing on the date hereof and Previously Disclosed;
(r)(i) fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practices all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return);
(s)(i) make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that (y) for a secured Loan, is in excess of $3,000,000, or would result in total credit exposure to the applicable borrower (and its affiliates) to Citizens or its Subsidiaries in excess of $7,000,000 and (z) for an unsecured Loan, is in excess of $500,000, or would result in total unsecured credit exposure to the applicable borrower (and its affiliates) to Citizens or its Subsidiaries in excess of $500,000 (other than, for the avoidance of doubt, unsecured credit exposure arising from Automated Clearing House (“ACH”) origination services provided to existing ACH origination customers in the ordinary course of business consistent with past practice) or (ii) amend or modify in any material respect any existing Loan rated “special mention” or below by Citizens or its Subsidiaries with total credit exposure in excess of $300,000; provided, however, that Peoples shall be required to respond to any requests for a consent to make such loan, amendment, modification or extension of credit in writing within three (3) business days after the loan package is delivered to Peoples;
(t)except for (i) commitments to sell a participation interest in a Loan which commitments have been approved as of the date of this Agreement or (ii) existing commitments to sell a participation interest in a Loan, sell a participation interest in a Loan, other than sales of Loans secured by one-to-four-family real estate consistent with past practice (including sales of Loans in the secondary market), without first giving Peoples Bank the opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a Loan other than purchases of participation interests from Peoples Bank;
(u)materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;
(v)increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;
(w)cause or permit any material change to the general composition of Citizens Bank’s deposit products;

(x)foreclose upon or otherwise permit or cause Citizens or any of its Subsidiaries to take title to or possession or control of any commercial real property that would reasonably be expected to raise environmental concerns (e.g., gas stations and dry cleaners) or any entity owning such property without first obtaining a Phase I thereon; or
(y)agree to take, make any commitment to take, or adopt any resolutions of the Board of Directors of Citizens or its Subsidiaries in support of, any of the actions prohibited by this Section 5.2.
Any consent required from Peoples pursuant to this Section 5.2 shall be requested in writing by Citizens, and, except as otherwise expressly provided in this Section 5.2, Peoples shall respond in writing within five (5) business days following receipt of such request. If Peoples fails to respond within such five (5) business day period, such consent shall be deemed to have been granted.
5.3Peoples Forbearances. Except as otherwise specifically permitted or required by this Agreement or as required by Law, during the period from the date of this Agreement to the Effective Time or termination of this Agreement in accordance with the terms hereof, each of Peoples shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Citizens:
(a)take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
(b)effect any Change in Capitalization;
(c)amend the Peoples Articles or the Peoples Regulations in a manner that would adversely affect the economic benefits of the Merger to the holders of the Citizens Common Shares or adversely affect the holders of Citizens Common Shares relative to holders of Peoples Common Shares;
(d)make, declare, pay or set aside for payment any extraordinary dividend; provided that the foregoing restriction shall not restrict Peoples from making, declaring or paying any regular quarterly cash dividends, as may be increased from time to time in Peoples’ sole discretion, and dividends paid by any of the Subsidiaries of Peoples to Peoples or any of its wholly owned Subsidiaries; and
(e)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.
Any consent required from Citizens pursuant to this Section 5.3 shall be requested in writing by Peoples, and, except as otherwise expressly provided in Section 5.3, Citizens shall respond in writing within five (5) business days following receipt of such request. If Citizens fails to respond within such five (5) business day period, such consent shall be deemed to have been granted.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)As promptly as reasonably practicable following the date hereof, (i) Peoples and Citizens shall cooperate and prepare (or cause to be prepared) the Proxy Statement and (ii) Peoples shall prepare and file (or cause to be prepared and filed) with the SEC the Form S-4, in which the Proxy Statement will be included, and Citizens shall use commercially reasonable efforts to cooperate in the preparation of the Form S-4. Peoples shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective (including by filing any necessary amendments or supplements) for as long as necessary to consummate the transactions contemplated by this Agreement. Citizens shall thereafter mail or deliver the Proxy Statement to Citizens shareholders. Peoples shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Citizens shall furnish all information concerning Citizens and the holders of Citizens Common Shares as may be reasonably necessary in connection with the Proxy Statement or Form S-4. Peoples will provide Citizens and its counsel with a reasonable opportunity to review and comment on all filings with the SEC relating to the Form S-4 and/or Proxy Statement prior to filing such with, or sending such to, the SEC, and Peoples will provide Citizens and its counsel with a copy of all such filings made with the SEC.
(b)The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Peoples will prepare or cause to be prepared and use commercially reasonable efforts to file as promptly as reasonably practicable following the date of this Agreement all applications, requests, or notices with the Federal Reserve, ODFI and any other Regulatory Agency necessary for the consummation of the Merger. Each of Peoples and Citizens shall have the right to review in advance, subject to applicable Laws, all of the information relating to Peoples or Citizens, as the case may be, and its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, and each of Peoples and Citizens shall, to the extent practicable, consult with each other on all the information relating to it or its respective Subsidiaries that appear in any such filing or written materials. In exercising the foregoing, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Peoples or Citizens to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Peoples, Citizens or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a Material Adverse Effect on Peoples, Citizens or the Surviving Corporation.

(c)Each of Peoples and Citizens shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Peoples, Citizens or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Peoples and Citizens agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Citizens Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Peoples and Citizens further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to as soon as reasonably practicable inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.
(d)Each of Peoples and Citizens shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.
(e)In furtherance and not in limitation of the foregoing, each of Peoples and Citizens shall cooperate in good faith and use its reasonable best efforts, subject to applicable Law, to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or materially delay the Closing, and (ii) seek to avoid or eliminate impediments to the consummation of the transactions contemplated by this Agreement; provided, however, that any obligation to propose, negotiate, commit to or effect (whether by consent decree, hold separate order or otherwise) any sale, divestiture or disposition of branches, deposits or assets shall be the primary responsibility of Peoples and its Subsidiaries, and Citizens and its Subsidiaries shall not be required to undertake any such sale, divestiture or disposition prior to the Effective Time. Notwithstanding the foregoing, Citizens shall cooperate in good faith with Peoples in connection with efforts by Peoples to arrange for the sale, divestiture or disposition of any branches, deposits or assets in response to any condition imposed by a Governmental Authority in connection with the grant of a Requisite Regulatory Approval provided that such sale, divestiture or disposition shall not occur prior to, and is conditioned upon, the Closing of the Merger.
6.2Access to Information.
(a)Upon reasonable notice and subject to applicable Laws, Citizens shall, and shall cause Citizens Bank to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Peoples, reasonable access, during normal business hours during the period prior to the Effective Date, to its properties, books, contracts, commitments and records to the extent reasonably necessary for purposes of consummating the transactions contemplated by this Agreement, and, during such period, Citizens shall, and shall cause Citizens Bank to, make available to Peoples (i) a copy of each material report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking Laws (other than reports or documents that Citizens is not permitted to disclose under applicable Law); and (ii) all other information concerning its business, properties and personnel as Peoples may reasonably request, including reasonable periodic updates of the Loan information provided in Section 3.24 as available in the ordinary course of business; provided, however, that this Section 6.2 shall not require Citizens or Citizens Bank to prepare analyses, summaries or reports not otherwise prepared where the preparation of such analyses, summaries or reports could reasonably be expected to result in a material disruption to the operations of Citizens Bank. Upon the reasonable request of Citizens, Peoples shall furnish such reasonable information about it and its Subsidiaries, and their respective businesses, as is relevant to Citizens and its shareholders in connection with the transactions contemplated by this Agreement. Neither Citizens nor Peoples, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including, for the avoidance of doubt, the disclosure of any information deemed to be Confidential Supervisory Information (as such term is defined in 12 C.F.R. § 261.2). The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.
6.3Shareholder Approval.
(a)Unless this Agreement is terminated pursuant to Article VIII, the Board of Directors of Citizens shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Citizens will take, in accordance with applicable Law and the Citizens Articles and the Citizens Bylaws, all action necessary to convene a meeting of its shareholders (“Citizens Shareholders’ Meeting”), to be held as promptly as reasonably practicable after Peoples has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement. Except as expressly set forth herein, Citizens agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Citizens of any Acquisition Proposal or Change in the Citizens Recommendation. Subject to the provisions of Section 6.7, Citizens shall, through its Board of Directors, (i) recommend to its shareholders the approval and adoption of this Agreement (the “Citizens Recommendation”), and (ii) use its reasonable best efforts to obtain from its shareholders the requisite affirmative vote to approve this Agreement (the “Citizens Shareholder Approval”), including, if necessary, adjourning the Citizens Shareholders’ Meeting if there are insufficient votes to approve this Agreement to allow additional time to attain the Citizens Shareholder Approval. Notwithstanding any Change in the Citizens Recommendation, this Agreement shall be submitted to the shareholders of Citizens at the Citizens Shareholders’ Meeting for the purpose of obtaining the Citizens Shareholder Approval and nothing contained herein shall be deemed to relieve Citizens of such obligation so long as Peoples has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Citizens shall have effected a Change in the Citizens Recommendation permitted hereunder, then the Board of Directors of Citizens shall submit this Agreement to Citizens’ shareholders without the recommendation of this Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Citizens may communicate the basis for its lack of a recommendation to Citizens’ shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law.  In addition to the foregoing, except as provided in Section 6.7, neither Citizens nor its Board of Directors shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger.
(b)Except as set forth in Section 6.7, neither the Board of Directors of Citizens nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Peoples, the Citizens Recommendation or take any action, or make any public statement, filing or release inconsistent with the Citizens Recommendation (any of the foregoing being a “Change in the Citizens Recommendation”).
6.4NASDAQ Listing; Reservation of Peoples Common Shares.
(a)Peoples shall cause the Peoples Common Shares to be issued in the Merger to have been authorized for listing on the NASDAQ-GS, subject to official notice of issuance, prior to the Effective Time.
(b)Peoples agrees at all times from the date of this Agreement to reserve a sufficient number of Peoples Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.
6.5Employee Matters.
(a)At or prior to the Effective Time, Peoples shall take all action so that Employees of Citizens and its Subsidiaries shall be entitled to participate in each benefit plan of Peoples or its Subsidiaries of general applicability with the exception of any plan frozen to new participants (collectively, the “Peoples Eligible Plans”) to the same extent as similarly-situated employees of Peoples and its Subsidiaries, it being understood that inclusion of the Employees of Citizens or its Subsidiaries in the Peoples Eligible Plans may occur at different times with respect to different plans; provided, that nothing contained in this Agreement shall require Peoples or any of its Subsidiaries to make any grants to any former employee of Citizens or its Subsidiaries under any discretionary equity compensation plan of Peoples or to provide the same level of (or any) employer contributions or other benefit subsidies as Citizens. Peoples shall cause each Peoples Eligible Plan in which Employees of Citizens are eligible to participate to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Peoples Eligible Plans, the service of such Employees with Citizens or its Subsidiaries to the same extent as such service was credited for such purpose by Citizens or its Subsidiaries, and, solely for purposes of Peoples’ vacation, paid time off and severance programs (including the severance benefit described in Section 6.5(g)), for purposes of determining the benefit amount; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Except for the commitment to continue those Citizens Benefit Plans that correspond to Peoples Eligible Plans until Employees of Citizens or its Subsidiaries are included in such Peoples Eligible Plans, and subject to subsections (b) and (g) of this Section 6.5, nothing in this Agreement shall limit the ability of Peoples or its Subsidiaries to amend or terminate any of the Peoples Eligible Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.
(b)At and following the Effective Time, and except as otherwise provided in Section 6.5(e), Peoples shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights (including in respect of any change in control payments) of, current and former Employees and directors of Citizens or its Subsidiaries that accrued prior to the Effective Date under any Citizens Benefit Plan. For purposes of clarity, Employees shall accrue benefits in connection with services performed after the Effective Time solely under the terms of Peoples Benefit Plans, as they may be amended in a manner that is generally applicable at any time in Peoples’ sole discretion.

(c)At such time as Employees of Citizens or its Subsidiaries become eligible to participate in a medical, health, dental or vision plan of Peoples or its Subsidiaries, Peoples shall, to the extent available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or vision plans of Peoples, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Citizens Benefit Plan prior to the Effective Time, and (iii) provide each such employee or dependent with credit for any co-payments or co-insurance and deductibles paid during the same plan year under an analogous Citizens Benefit Plan (to the same extent that such credit was given under the analogous Citizens Benefit Plan during the applicable plan year).
(d)Citizens or Citizens Bank, as the case may be, shall adopt such resolutions of its Board of Directors and take such other action as Peoples may reasonably request to withdraw from the Pentegra Defined Contribution Plan for Financial Institutions (the “Pentegra Plan”) as of the business day immediately prior to the Effective Time (the “Plan Withdrawal Date”) and, to the extent permitted by the Pentegra Plan, to vest the accounts of all Citizens or Citizens Bank related participants and beneficiaries as of the Plan Withdrawal Date.  Prior to the Effective Time, Citizens or Citizens Bank must make all contributions to the Pentegra Plan for all periods of service prior to the Effective Time and must take actions necessary to cease participation of Citizens and Citizens’ Bank employees in the Pentegra Plan as of the Plan Withdrawal Date. After the Effective Time, the Surviving Corporation shall take all other actions necessary to complete the withdrawal from the Pentegra Plan. As soon as reasonably practicable after the Effective Time, the account balances in the Pentegra Plan, including outstanding loans for participants who are employees of Peoples and its Subsidiaries at the time of the transfer, shall be transferred to Peoples’ 401(k) Plan. Notwithstanding anything in Section 6.5(b) to the contrary, employees of Citizens or its Subsidiaries who continue in employment with the Surviving Corporation following the Effective Time shall be eligible as of the Effective Time to participate in the Peoples’ 401(k) Plan.
(e)Effective as of immediately prior to the Effective Time, Citizens shall, at the written request of Peoples, take reasonably practicable actions to freeze or terminate each Citizens Benefit Plan as is requested by Peoples, provided that such written request is provided by Peoples with sufficient time to allow such freeze or termination to occur in an orderly manner in accordance with any governing documents or contracts with insurers or sponsors of such Citizens Benefit Plans. Prior to the Effective Time, Citizens shall take appropriate action, reasonably acceptable to Peoples, with regard to any plan defect described on Section 3.11(c) of the Citizens Disclosure Schedule.
(f)Without limiting the generality of Section 9.9, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for certain employees of Citizens or its Subsidiaries under Section 6.5(g). In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Citizens Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Peoples, Citizens or any of their respective affiliates; (ii) alter or limit the ability of Peoples or any of its Subsidiaries to amend, modify or terminate any Citizens Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to subsections (b) and (g) of this Section 6.5; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with Peoples or any of its Subsidiaries or constitute or create an employment or other agreement with any Employee.

(g)Subject to any applicable regulatory restrictions, Peoples shall pay to each employee of Citizens or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Citizens or any of its Subsidiaries immediately before the Effective Time, (iii) has been an employee of Citizens or any of its Subsidiaries for at least six (6) months prior to the Effective Time, (iv) is terminated by Peoples (absent termination for cause as reasonably determined by Peoples) or resigns for Good Reason, in each case within six (6) months after the Effective Time, and (v) who signs and delivers Peoples’ standard form of termination and release agreement, a severance amount equal to the sum of the employee’s accrued but unused vacation time (to the extent required by Citizens policy as in effect on the date of this Agreement) and two weeks of pay at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Citizens or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 60 days following the employee’s termination or resignation.
(i)As used in this Agreement: “Good Reason” means, without the employee’s written consent:
(1)a requirement that the employee’s principal place of employment be relocated to a location more than sixty (60) miles from the employee’s principal place of employment as of immediately prior to the Effective Time; or
(2)a material reduction in the employee’s base salary or wage rate.
(ii)Notwithstanding the foregoing, no event shall constitute Good Reason unless the employee provides Peoples with written notice of the applicable condition within fifteen (15) days following its initial occurrence and Peoples fails to cure such condition within fifteen (15) days after receipt of such notice, and the employee terminates employment within fifteen (15) days following the expiration of such cure period.
(h)To the extent that any material errors related to the Citizens Benefit Plans are discovered prior to the Effective Time, Citizens will take the necessary steps, in consultation with Peoples, to correct any such errors, to the extent legally and administratively feasible, prior to the Effective Time.
(i)Prior to the Effective Time, Citizens shall terminate the special cash bonus plan created after the termination of the Citizens National Bank Pension Plan (“Special Cash Bonus Plan”), and use reasonable best efforts, including offering adequate consideration, to obtain from each Employee currently participating in the Special Cash Bonus Plan a general release of all claims in any way connected to the Special Cash Bonus Plan.
(j)Prior to the Effective Time, Citizens shall, and/or shall cause Citizens Bank to, enter into retention or stay bonus agreements, the form of which shall be acceptable to Peoples, with certain employees of Citizens and/or Citizens Bank pursuant to which retention or stay bonus payments in a total aggregate amount equal to $200,000, shall be payable to such employees by Peoples and/or Peoples Bank subject to both (i) the Closing and (ii) the finalization of the conversion matters contemplated by Section 6.12. The allocation of such aggregate amount of bonus payments and the identification of the recipients shall be determined by Peoples following consultation with and approval by the Citizens Bank management team (which approval shall not be unreasonably withheld).
6.6Indemnification; Directors’ and Officers’ Insurance.
(a)For a period of six years after the Effective Time, Peoples shall indemnify each Person who served as a director or officer of Citizens or its Subsidiaries on or after the date of this Agreement and before the Effective Time, to the full extent provided under the Citizens Articles and the Citizens Bylaws and the organizational documents of Citizens’ Subsidiaries as of the date hereof, to the extent permitted under applicable Law, including specifically 12 C.F.R. Part 359, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Citizens or any of its Subsidiaries or serving as a director or officer of another Person and shall also advance expenses as incurred by such Person to the fullest extent provided under the Citizens Articles and the Citizens Bylaws and the organizational documents of Citizens’ Subsidiaries as of the date hereof; provided, however, that any such indemnification shall not be prohibited by applicable state and federal laws. The indemnification obligation hereunder shall include the obligation to advance expenses in accordance with the Citizens Articles and the Citizens Bylaws and the organizational documents of Citizens’ Subsidiaries as in effect on the date hereof. Peoples shall reasonably cooperate with any Person entitled to indemnification pursuant to this Section 6.6 and such Person shall reasonably cooperate with Peoples, in the defense of any claim, action, suit, proceeding or investigation contemplated by this Section 6.6.
(b)Prior to the Effective Time, Citizens shall procure, at the expense of Peoples, a policy of Directors’ and Officers’ Liability Insurance (“D&O Policy”) to be effective for a period of six years beginning on the Effective Date, on terms no less advantageous than those contained in Citizens’ existing officers’ and directors’ liability insurance policy (“Current Citizens D&O Policy”); provided, however, that Peoples shall not be required to pay an amount in excess of 200% of the annual premium currently paid for the Current Citizens D&O Policy (the “Premium Cap”) for the D&O Policy, and if Citizens is unable to obtain the D&O Policy called for by this Section 6.6(b) for an amount equal to or less than the Premium Cap, then Citizens shall obtain the most advantageous policies of Director’s and Officer’s Liability Insurance as is available for the Premium Cap as determined by Citizens in its reasonable discretion.
(c)The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder and his or her heirs and representatives. If Peoples, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets or deposits to any other entity or engages in any similar transaction, then in each case, proper provision shall be made so the successors and assigns of Peoples assume the obligations set forth in this Section 6.6.
6.7Acquisition Proposals.
(a)Except as set forth in Section 6.7(b), none of Citizens nor any of its Subsidiaries shall, and each of them shall use reasonable best efforts to cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal except to notify a person that has made or, to the knowledge of Citizens, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.7(a), (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Citizens to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose, commit or agree to do any of the foregoing.
(b)Notwithstanding anything in the foregoing to the contrary, at any time prior to the Citizens Shareholders’ Meeting, Citizens may (i) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that did not result from any breach by Citizens, its Subsidiaries or any of their Representatives of this Section 6.7, providing for an Acquisition Transaction if Citizens receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreements and which expressly permits Citizens to comply with its obligations pursuant to this Section 6.7; and promptly discloses (and, if applicable, provide copies of) any such information to Peoples to the extent not previously provided to Peoples; (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal as described in clause (i) of this Section 6.7(b); or (iii) after having complied with Section 6.7(d), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal as described in clause (i) of this Section 6.7(b), if and only to the extent that, (x) prior to taking any action described in clause (i), (ii) or (iii) above, the Board of Directors of Citizens (or a duly authorized committee thereof) determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of Citizens (or a duly authorized committee thereof) has determined in good faith based on the information then available and after consultation with Citizens’ outside legal counsel and financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of Citizens (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.
(c)As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Citizens shall advise Peoples in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Peoples a copy of the Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Peoples apprised of any related developments, discussions and negotiations (including providing Peoples with a copy of all material documentation and correspondence relating thereto which may require Citizens to obtain the consent of the Person making such offer or proposal under an effective confidentiality agreement) on a current basis. Citizens agrees that it shall concurrently provide to Peoples any information concerning Citizens that may be provided (pursuant to Section 6.7(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Peoples.
(d)Notwithstanding anything herein to the contrary, at any time prior to the Citizens Shareholders’ Meeting, the Board of Directors of Citizens may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Citizens Recommendation, if and only if (x) from and after the date hereof, Citizens has complied with Section 6.3 and this Section 6.7, and (y) the Board of Directors of Citizens has reasonably determined in good faith, after consultation with Citizens’ financial advisors and outside legal counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Citizens to comply with its fiduciary duties under applicable Law; provided that the Board of Directors of Citizens may not effect a Change in the Citizens Recommendation unless:
(i)Citizens shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Citizens (or a duly authorized committee thereof) shall have concluded in good faith (after consultation with Citizens’ financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Peoples;
(ii)Citizens shall have provided prior written notice to Peoples at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Peoples that the Board of Directors of Citizens has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);
(iii)during the Notice Period, Citizens shall, and shall cause its financial advisors and outside counsel to, negotiate with Peoples in good faith (to the extent Peoples desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and
(iv)the Board of Directors of Citizens shall have concluded in good faith (after consultation with Citizens’ financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Peoples, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.
If during the Notice Period any revisions are made to the Superior Proposal, Citizens shall deliver a new written notice to Peoples and shall again comply with the requirements of this Section 6.7(d) with respect to such new written notice, with a new five business day Notice Period. In the event the Board of Directors of Citizens does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in the Citizens Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Citizens Recommendation.
(e)Citizens and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Citizens or any of its Subsidiaries or Representatives is a party, and enforce the provisions of any such agreement.
(f)Nothing contained in this Agreement shall prevent Citizens or its Board of Directors from making any disclosure to Citizens shareholders if the Board of Directors of Citizens (in its good faith judgement and after consultation with Citizens’ outside legal counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.
(g)As used in this Agreement:
(i)“Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Citizens determines in its good faith judgment to be more favorable to Citizens than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (A) receiving the advice of Citizens’ outside legal counsel and financial advisor, and (B) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein, any proposed changes to this Agreement that may be proposed by Peoples in response to such Acquisition Proposal (whether or not during the Notice Period), and all material legal (with the advice of Citizens’ outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” and “75%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”;
(ii)“Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Citizens or publicly announced to Citizens shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Peoples or any of its affiliates) relating to an Acquisition Transaction (as defined in Section 6.7(g)(iii)) involving Citizens or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries; and
(iii)“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Citizens by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Peoples or any of its affiliates, of 25% or more in interest of the total outstanding voting securities of Citizens or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Peoples or any of its affiliates, beneficially owning 25% or more in interest of the total outstanding voting securities of Citizens or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Citizens pursuant to which the shareholders of Citizens immediately preceding such transaction would hold less than 75% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 25% or more of the consolidated assets, business, revenues, net income, assets or deposits of Citizens; or (C) any liquidation or dissolution of Citizens or any of its Subsidiaries.
6.8Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each party to this Agreement will take all reasonably necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect.
6.9Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than twenty-five (25) days after the end of each calendar month ending after the date hereof, Citizens will furnish to Peoples (a) financial statements (including balance sheets, statements of operations and stockholders’ equity) of Citizens or any of its Subsidiaries as of and for such month then ended as prepared in the ordinary course of business, (b) internal management reports showing actual financial performance against plan and previous period and (c) to the extent permitted by applicable Law, any reports provided to the Board of Directors of Citizens or any committee thereof directly relating to the financial performance and risk management of Citizens or any of its Subsidiaries.
6.10Notification of Certain Matters.
(a)Peoples and Citizens (for purposes of this Section 6.10, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.
(b) Peoples and Citizens shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Peoples Disclosure Schedule and the Citizens Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Peoples Disclosure Schedule or the Citizens Disclosure Schedule (as applicable) or this Agreement and including any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Peoples or Citizens (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the Peoples Disclosure Schedule or Citizens Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.
6.11Litigation. Each of Peoples and Citizens shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of Peoples or Citizens, as applicable, threatened against Peoples, Citizens or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against Peoples, Citizens or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  Citizens shall give Peoples the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Citizens and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, provided that no such settlement shall be agreed without Citizens’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.12Transition Planning. From and after the date hereof, and in all cases subject to applicable Law, the parties shall use their commercially reasonable efforts to facilitate the integration of Citizens and its Subsidiaries with Peoples and its Subsidiaries following consummation of the transactions contemplated by this Agreement. In furtherance of the foregoing, the parties shall meet on a regular basis to discuss and plan for the conversion of data processing and related information technology systems and other transition matters in anticipation of the Closing. Each party shall cooperate with the other in preparing for such conversion and integration, including by providing reasonable access to data, information systems, and personnel having relevant expertise, and by coordinating in good faith on transition communications and operational readiness activities as are reasonably necessary to support a successful transition. To the extent reasonably requested, the parties shall also work cooperatively with their respective third-party service providers in connection with such efforts and may enter into customary confidentiality, non-disclosure, and similar agreements with such service providers or the other party as appropriate. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Closing, and prior to the Closing each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.13Citizens Voting Agreements. Citizens shall deliver on the date of this Agreement the Voting Agreement, in the form attached to this Agreement as Exhibit C (the “Voting Agreement”), duly executed by all members of Citizens’ Board of Directors with respect to Citizens Common Shares that each such member beneficially owns.
6.14Tax Representation Letters. Officers of Citizens and Peoples shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Peoples, and FBT Gibbons LLP, tax counsel to Citizens, customary “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 have been filed with the SEC and at the Effective Time, in connection with such tax counsels’ delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c).
6.15Environmental Assessments. Citizens hereby agrees to permit Peoples to engage, at the sole expense of Peoples, a qualified consultant, mutually agreeable to Citizens and Peoples, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by Citizens or any of its Subsidiaries, including real estate acquired by Citizens Bank upon foreclosure.
6.16No Control of Other Party’s Business. Nothing contained in this Agreement shall give Peoples, directly or indirectly, the right to control or direct the operations of Citizens or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Citizens, directly or indirectly, the right to control or direct the operations of Peoples or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Peoples and Citizens shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
6.17Confidentiality. Except for the use of information in connection with the Proxy Statement and the Form S-4 and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of (a) the Confidentiality

Agreement entered into between Peoples and Citizens dated December 1, 2025 and (b) the Confidentiality Agreement between Citizens and Peoples dated March 27, 2026 (collectively, the “Confidentiality Agreements”).
6.18Trust Preferred Securities. Prior to the Effective Time, Peoples and Citizens shall take all actions necessary for Peoples to enter into, and Peoples shall enter into, a supplemental indenture with the trustee of the indenture for Citizens’ outstanding floating rate capital securities issued in connection with the issuance of the trust securities of each of: (i) CZNL Statutory Trust I and (ii) CZNL Statutory Trust II, in order to evidence the assumption by Peoples of such capital securities as of the Effective Time.
6.19Third Party Agreements. Promptly following the date of this Agreement, and in any event within ten (10) days, Citizens shall, and shall cause Citizens Bank to, (a) notify the counterparty in respect of each of the following agreements of the transactions contemplated by this Agreement and (b) use reasonable best efforts to, prior to the earlier of the Effective Time or July 31, 2026, enter into an amendment to such agreement or other arrangement reasonably acceptable to Peoples reflecting that Citizens Bank has the right to notify such counterparty of its intent not to renew in order to avoid automatic renewal by October 31, 2026 without payment of a termination fee: (i) the license agreement and other exhibits referenced in the order request between Citizens Bank and FINASTRA USA Corporation and dated December 21, 2023 encompassing LaserPro and any other software referenced therein, (ii) the license agreement and other exhibits referenced in the order request between Citizens Bank and FINASTRA USA Corporation and dated May 14, 2021 encompassing Mortgagebot LOS, Fusion Originate Mortgagebot and any other software referenced therein, and (iii) the document services agreement dated May 14, 2021, between Citizens Bank and DocMagic, Inc.
6.20Title Center of Greater Kentucky, LLC. Prior to the Effective Time, Citizens shall take, or cause Citizens Bank to take, all commercially reasonable actions necessary for Citizens Bank to initiate withdrawal from, and the sale of its equity interest in, the Title Center of Greater Kentucky, LLC, including by providing sixty (60) days’ prior written notice of withdrawal consistent with the terms of the operating agreement of Title Center of Greater Kentucky, LLC to be effective and conditioned upon Closing.
ARTICLE VII
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approval. This Agreement and the Merger shall have received the Citizens Shareholder Approval on substantially the terms and conditions set forth in this Agreement.
(b)Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(c)Stock Exchange Listing. The Peoples Common Shares to be issued to the holders of Citizens Common Shares upon consummation of the Merger shall have been authorized for listing on the NASDAQ-GS, subject to official notice of issuance.
(d)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e)Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve and the ODFI and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger shall have been obtained, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).
7.2Conditions to Obligations of Peoples. The obligation of Peoples to effect the Merger is also subject to the satisfaction, or waiver by Peoples, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of Citizens set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Citizens shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1(d) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Citizens, has had or would reasonably be expected to result in a Material Adverse Effect on Citizens; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1(d) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded, and Peoples shall have received a certificate signed on behalf of Citizens by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.
(b)Performance of Obligations of Citizens. Citizens shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Peoples shall have received a certificate signed on behalf of Citizens by its Chief Executive Officer or Chief Financial Officer to such effect.
(c)Tax Opinion. Peoples shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.
(d)Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, that imposes any restriction, requirement or condition that, individually or in the aggregate, would reasonably be expected to have, after the Effective Time, a Material Adverse Effect on the business or operations of Peoples or the Surviving Corporation or any of their respective affiliates, in each case measured on a scale relative to Citizens; provided, however, that no such restriction, requirement or condition shall be deemed to be burdensome or to have a Material Adverse Effect if such restriction, requirement or condition (i) results from a Law, regulation, policy or order enacted or entered by a Governmental Entity that is generally applicable to bank holding companies or financial institutions generally and is not directed specifically at Peoples or any of its Affiliates or (ii) requires Peoples or any of its Affiliates to divest deposits or assets having an aggregate book value of not more than $75,000,000.

(e)FIRPTA Affidavit. Citizens shall have delivered to Peoples an affidavit, under penalties of perjury, stating that Citizens is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).
(f)Dissenters’ Rights. The holders of not more than 7.5% of the outstanding Citizens Common Shares shall have perfected dissenters’ rights under the KBCA in connection with the transactions contemplated by this Agreement.
(g)Real Estate. (i) There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any branch office owned by Citizens or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on the continued use of such branch following Closing in a manner consistent with past practice and (ii) the results of each Phase I conducted pursuant to Section 6.15 do not identify any recognized environmental condition or other matter in respect of any parcel of real estate owned by Citizens or any of its Subsidiaries that would reasonably be expected to result, with respect to such parcel of real estate, in liability to Citizens or any of its Subsidiaries under Environmental Laws requiring investigation, remediation, monitoring or other response actions with an estimated aggregate cost, as determined by an independent, nationally recognized environmental consultant, in excess of $2,000,000.
(h)D&O Policy. Citizens shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.6(b).
(i)No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Citizens.
7.3Conditions to Obligations of Citizens. The obligation of Citizens to effect the Merger is also subject to the satisfaction or waiver by Citizens at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Peoples shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1(d) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Peoples, has had or would reasonably be expected to result in a Material Adverse Effect on Peoples; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1(d) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Citizens shall have received a certificate signed on behalf of Peoples by the Chief Executive Officer or Chief Financial Officer of Peoples to the foregoing effect.
(b)Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Effective Time, and Citizens shall have received a certificate signed on behalf of Peoples by the Chief Executive Officer or the Chief Financial Officer of Peoples to such effect.
(c)Tax Opinion. Citizens shall have received an opinion of FBT Gibbons LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, FBT Gibbons LLP will be entitled to receive and rely upon the Tax Representation Letters.
(d)Payment of Merger Consideration. Peoples shall have delivered, or caused to be delivered, the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall have provided Citizens with a certificate evidencing such delivery.
(e)No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after the Citizens Shareholder Approval:
(a)by mutual consent of Citizens and Peoples in a written instrument authorized by the Boards of Directors of Citizens and Peoples;
(b)by either Citizens or Peoples, if any Requisite Regulatory Approval has been denied by any Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;
(c)by either Citizens or Peoples, if the Merger shall not have been consummated on or before March 31, 2027, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)by either Citizens or Peoples (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this Agreement on the part of Citizens, in the case of a termination by Peoples, or on the part of Peoples, in the case of a termination by Citizens, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)by:
(i)Citizens, if (A) the Board of Directors of Citizens (or a duly authorized committee thereof) has authorized Citizens to enter into any letter of intent, indication of interest, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to a Superior Proposal entered into in compliance with Section 6.7, including, without limitation, the provisions of Section 6.7(d), (ii) Citizens has complied in all respects with Section 6.7 and (iii) in the case of clause (i), immediately after the termination of this Agreement, Citizens enters into such letter of intent, indication of interest, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to a Superior Proposal referred to in the foregoing clause (i); provided that the right of Citizens to terminate this Agreement pursuant to this Section 8.1(e)(i) is conditioned on and subject to the payment by Citizens to Peoples of the Termination Fee in accordance with Section 8.3(b), and any purported termination pursuant to this Section 8.1(e) shall be void and of no force or effect if Citizens fails to pay the Termination Fee, and Peoples shall not have received the Termination Fee, within ten (10) days following the delivery of Citizens’ notice of termination pursuant to this Section 8.1(e).
(ii)Peoples, if (A) at any time prior to the Effective Time, the Board of Directors of Citizens has (1) failed to recommend to the shareholders of Citizens that they give the Citizens Shareholder Approval; (2) effected a Change in the Citizens Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (3) failed to substantially comply with its obligations under Section 6.3 or 6.7 hereof; or (B) a tender offer or exchange offer for 20% or more of the outstanding shares of Citizens Common Shares is commenced (other than by Peoples or a Subsidiary thereof), and the Board of Directors of Citizens recommends that the shareholders of Citizens tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act;
(f)by Peoples or Citizens, if the Citizens Shareholder Approval, as required by Section 7.1(a), shall not have been obtained at the Citizens Shareholders’ Meeting (including any adjournment or postponement thereof); or
(g)by Citizens if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:
(i)the Peoples Market Value on the Determination Date is less than the Peoples Market Price multiplied by 0.80; and
(ii)the number obtained by dividing the Peoples Market Value on the Determination Date by the Peoples Market Price shall be less than the Index Ratio minus 0.20;
Subject, however, to the following three sentences: If Citizens elects to exercise its termination right pursuant to this Section 8.1(g), it shall give prompt written notice thereof to Peoples. During the five business day period commencing with Peoples’ receipt of such notice, Peoples shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Peoples Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Peoples Market Value on the Determination Date. If within such five business day period, Peoples delivers written notice to Citizens that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Citizens of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(g), and this

Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.1(g), the following terms shall have the meanings indicated below:
“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.
“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date
“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means the closing value of the Index on April 20, 2026.
“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on The NASDAQ-GS during the 20 consecutive trading days immediately preceding the date of this Agreement.
“Peoples Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ-GS for the twenty consecutive trading days immediately preceding such specified date.
8.2Effect of Termination. In the event of termination of this Agreement by either Citizens or Peoples as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Citizens, Peoples, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 6.2(b), this Section 8.2, Section 8.3 and Sections 9.1 through 9.10 shall survive any termination of this Agreement, and (ii) neither Citizens nor Peoples shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.
8.3Fees and Expenses.
(a)All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b)Notwithstanding the foregoing, if:
(i)(A) Either Citizens or Peoples terminates this Agreement pursuant to 8.1(c) (without the Citizens Shareholder Approval having been obtained) or Peoples terminates pursuant to Section 8.1(d) (as a result of fraud or a Willful Breach by Citizens), (B) prior to termination, there has been publicly announced an Acquisition

Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Citizens or its shareholders an Acquisition Proposal (whether or not conditional) and (C) within 12 months of such termination Citizens shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b)) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or
(ii)(A) Either Citizens or Peoples terminates this Agreement pursuant to Section 8.1(f) and (B) within 12 months of such termination Citizens shall either (1) consummate an Acquisition Transaction or (2) enter into any Acquisition Agreement with respect to an Acquisition Transaction or Acquisition Proposal that is subsequently consummated (but changing, in the case of (1) and (2), the references to the “25%” and “75%” amounts in the definition of Acquisition Transaction and Acquisition Proposal to “50%”); or
(iii)Citizens or Peoples terminates this Agreement pursuant to Section 8.1(e);
(iv)then in any such case, Citizens shall pay to Peoples an amount equal to $3,000,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) or (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds only upon the date of consummation of such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (b)(iii) of this Section 8.3, the Termination Fee shall be paid in same-day funds within ten (10) days following the delivery of Citizens’ or Peoples’, as the case may be, notice of termination pursuant to Section 8.1(e).
(c)The parties acknowledge that the agreements contained in paragraph (b) and (c) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement.
(d)Except in the case of fraud or Willful Breach by Citizens, the payment of the Termination Fee shall be the sole and exclusive remedy available to Peoples and the maximum aggregate liability of Citizens with respect to this Agreement and the transactions contemplated by this Agreement, and Citizens shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Peoples or any of its Affiliates or Representatives.
8.4Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Citizens Shareholder Approval; provided, however, that after the Citizens Shareholder Approval, there may not be, without further approval of the Citizens shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
8.5Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party,

(b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
9.1Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or electronic mail (upon confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)If to Citizens, to:
Citizens National Corporation
620 Broadway
Paintsville, Kentucky 41240
Attention: Leisha Maynard, President and Chief Executive Officer
Email: leisham@wercitizens.bank

with a copy (which shall not constitute notice) to:
FBT Gibbons LLP
400 West Market Street
Suite 3200
Louisville, Kentucky 40202
Attention: Josh O’Bryan
Email: jobryan@fbtlaw.com
(b)if to Peoples, to:
Peoples Bancorp Inc.
138 Putnam Street, P.O. Box 738
Marietta, Ohio 45750
Attention: Tyler Wilcox, President and Chief Executive Officer
Email: tyler.wilcox@pebo.com

with a copy (which shall not constitute notice) to:
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, Ohio 43215
Attention: Anthony D. Weis
Email: adweis@vorys.com

9.3Interpretation; Knowledge. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the phrase “made available” is used in this Agreement, it shall mean that prior to the date of this Agreement, such document or information has been uploaded to the virtual data room established by Forvis Mazars Capital Advisors, LLC in connection with the Merger. As used in this Agreement, the term “Knowledge” with respect to Citizens means the actual knowledge after reasonable inquiry of any of Citizens’ officers listed on Section 9.3 of the Citizens Disclosure Schedule, and with respect to Peoples means the actual knowledge after reasonable inquiry of any of Peoples’ officers listed on Section 9.3 of the Peoples Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
9.4Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.5Entire Agreement. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
9.6Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Washington County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Southern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Washington County,

Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
9.7Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.
9.8Public Announcements. Neither Citizens nor Peoples shall, and neither Citizens nor Peoples shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Peoples, in the case of a proposed announcement, statement or disclosure by Citizens, or Citizens, in the case of a proposed announcement, statement or disclosure by Peoples; provided that either Peoples or Citizens may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.
9.9Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions of Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or for those certain Citizens employees under Section 6.5(h), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.
9.10Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
9.11Disclosure Schedule. As of the date of this Agreement, Citizens delivered to Peoples a schedule (a “Citizens Disclosure Schedule”) and Peoples delivered to Citizens a schedule (a “Peoples Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Citizens or Peoples, as the case may be, in the applicable paragraph of its Citizens Disclosure Schedule or Peoples Disclosure Schedule, respectively, or any other paragraph of its Citizens Disclosure Schedule or Peoples Disclosure Schedule (so long as it is reasonably apparent on its face that the disclosure in such other paragraph of its Citizens Disclosure Schedule or Peoples Disclosure Schedule is also applicable to the section of this Agreement in question).
9.12Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

PEOPLES BANCORP INC.
By:	/s/ Tyler Wilcox
	Name:	Tyler Wilcox
	Title:	President and Chief Executive Officer

CITIZENS NATIONAL CORPORATION
By:	/s/ Leisha Maynard
	Name:	Leisha Maynard
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

INDEX OF DEFINED TERMS
Section

ACA    3.11(e)
ACH    5.2(s)
Acquisition Agreement    8.3(b)(i)
Acquisition Proposal    6.7(g)(ii)
Acquisition Transaction    6.7(g)(i)
Agreement    Preamble
Articles of Merger    1.2
Bank Merger    Recitals
Bank Merger Agreement    1.9
Bankruptcy and Equity Exception    3.3(a)
BHC Act    Recitals
Book-Entry Citizens Share    1.4(b)
Book-Entry Peoples Shares    2.3(b)
Cash Consideration    1.4(a)(ii)
Certificate    1.4(b)
Certificate of Merger    1.2
Change in Capitalization    1.4(c)
Change in the Citizens Recommendation    6.3
Citizens    Preamble
Citizens Articles    3.1(d)
Citizens Bank    Recitals
Citizens Benefit Plans    3.11(a)
Citizens Bylaws    3.1(d)
Citizens Common Shares    1.4(a)
Citizens Disclosure Schedule    9.11
Citizens Financial Statements    3.6(a)
Citizens Owned Properties    3.19
Citizens Permitted Encumbrances    3.19
Citizens Real Property    3.19
Citizens Recommendation    6.3
Citizens Shareholder Approval    6.3
Citizens Shareholders’ Meeting    6.3
Closing    1.2
Closing Date    1.2
Code    Recitals
Collective Bargaining Agreement    3.23
Confidentiality Agreements    6.2
Controlled Group Liability    3.11(p)(i)

CRA    3.9(a)
Current Citizens D&O Policy    6.6(b)
D&O Policy    6.6(b)
Dissenting Share    1.5
Effective Date    1.2
Effective Time    1.2
Employees    5.2(j)
Environmental Laws    3.16(a)
Equity Rights    3.2(a)
ERISA    3.11(a)
ERISA Affiliate    3.11(p)(ii)
Exchange Agent    2.1
Exchange Agent Agreement    2.1
Exchange Fund    2.2
Exchange Ratio    1.4(a)(i)
FDIC    3.1(b)
Federal Reserve    3.4
Form S-4    3.4
Good Reason    6.5(g)(i)
Governmental Entity    3.4
Holder    2.3
Intellectual Property    3.18(e)(i)
IRS    3.11(b)
IT Assets    3.18(e)(ii)
KBCA    1.1(a)
Knowledge    9.3
KSS    1.2
Law    3.9(a)
Letter of Transmittal    2.3(a)
Licensed Intellectual Property    3.18(e)(iii)
Liens    3.2(d)
Loans    3.24(a)
Material Adverse Effect    3.8
Material Contract    3.15(a)
Merger    Recitals
Merger Consideration    1.4(a)
MEWA    3.11(e)
Multiemployer Plan    3.11(e)
Multiple Employer Plan    3.11(e)
NASDAQ-GS    1.4(c)
Nonqualified Deferred Compensation Plan    3.11(j)
Notice Period    6.7(d)(ii)
Notifying Party    6.10
ODFI    3.4
OGCL    1.1(a)
A-2

OSS    1.2
Owned Intellectual Property    3.18(e)(iv)
Parent Merger    Recitals
Pentegra Plan    6.5(d)
Peoples    Preamble
Peoples Bank    Recitals
Peoples Common Shares    1.4(a)(ii)
Peoples Disclosure Schedule    9.11
Peoples Eligible Plans    6.5(a)
Peoples Regulatory Agreement    4.9(b)
Person    3.15(a)
Phase I    6.15
Plan Withdrawal Date    6.5(a)
Preferred Shares    4.2(a)
Premium Cap    6.6(b)
Previously Disclosed    9.11
Proxy Statement    3.4
Qualified Plans    3.11(d)
Regulatory Agencies    3.5
Regulatory Agreement    3.14(b)
Regulatory Approvals    3.4
Related Parties    3.26
Related Party Agreements    3.26
Representative    6.7(a)
Requisite Regulatory Approvals    7.1(e)
SEC    3.4
SRO    3.4
Stimulus Program    3.17(n)
Stock Consideration    1.4(a)(i)
Subsidiary    3.1(b)
Superior Proposal    6.7(g)(i)
Surviving Corporation    1.1(a)
Takeover Laws    3.10
Tax    3.17(o)(i)
Tax Return    3.17(o)(ii)
Taxes    3.17(o)(i)
Termination Fee    8.3(b)
Title IV Plan    3.11(e)
Trade Secrets    3.18(e)(i)
Treasury Shares    1.4(a)
Voting Agreement    6.13
Voting Debt    3.2(a)
Willful Breach    8.2

A-3

EXHIBIT B

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (this “Agreement”) is entered into to be effective as of April [●], 2026, between Peoples Bank, an Ohio-chartered commercial bank located at 138 Putnam Street, Marietta, Ohio 45750 (“Peoples Bank”), and Citizens Bank of Kentucky, Inc., a Kentucky banking corporation located at 620 Broadway Ave., Paintsville, Kentucky 41240 (“Citizens Bank”). Peoples Bank and Citizens Bank are hereinafter sometimes collectively referred to as the “Constituent Banks”.

RECITALS

WHEREAS, Peoples Bancorp Inc., an Ohio corporation owning all of the outstanding shares of Peoples Bank (“Peoples”), and Citizens National Corporation, a Kentucky corporation owning all of the outstanding shares of Citizens Bank (“Citizens”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated April [●], 2026, pursuant to which Citizens will merge with and into Peoples, with Peoples being the surviving corporation (“Parent Merger”);

WHEREAS, the Merger Agreement contemplates that immediately following the consummation of the Parent Merger, Citizens Bank is to be merged with and into Peoples Bank;

WHEREAS, Peoples, as the sole shareholder of Citizens Bank and Peoples Bank immediately after consummation of the Parent Merger, desires to cause Citizens Bank to merge with and into Peoples Bank immediately following the Parent Merger (the “Bank Merger”); and

    WHEREAS, the Boards of Directors of Peoples Bank and Citizens Bank have authorized and approved this Agreement by resolutions duly adopted by them;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, it is hereby agreed by the parties hereto that the terms of the Bank Merger, and the mode of carrying the Bank Merger into effect, shall be as follows:
ARTICLE XAGREEMENTS

        1.    Bank Merger.    At the Effective Time (as hereinafter defined), Citizens Bank shall merge with and into Peoples Bank under the state banking charter of Peoples Bank. Peoples Bank shall be the continuing and surviving bank in the Bank Merger (hereinafter referred to as the “Surviving Bank”), and shall be the only one of the Constituent Banks to continue its separate corporate existence after the Effective Time.

        2.    Merger Certificates.     Subject to consummation of the Parent Merger and the other provisions of this Agreement, immediately after consummation of the Parent Merger, and upon receipt of all required shareholder and regulatory approvals, Peoples Bank and Citizens

Bank shall cause such certificates or articles of merger and such other documents and certificates as are necessary to be executed and delivered for filing to the Ohio Secretary of State and the Kentucky Secretary of State (“Merger Certificates”).

3.    Effective Time. The date and time specified in the Merger Certificates filed with the Ohio Secretary of State and the Kentucky Secretary of State shall be deemed the effective time of the Bank Merger (the “Effective Time”).

4.    Governing Documents. The Articles of Incorporation of Peoples Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until they shall be thereafter altered, amended, or repealed in accordance with law. Until amended or repealed as therein provided, the Code of Regulations of Peoples Bank in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Bank.

5.    Directors and Officers. On and after the Effective Time and until changed in accordance with law, (a) the directors of Peoples Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank, each to serve until the expiration of his or her current term or until such time as his or successor has been duly elected and qualified and (b) each individual who is an officer of Peoples Bank immediately prior to the Effective Time shall be an officer of the Surviving Bank holding the same office as held with Peoples Bank immediately prior to the Effective Time.

6.    Names and Offices. The name of the Surviving Bank shall be “Peoples Bank.” The main office of the Surviving Bank shall be the main office of Peoples Bank immediately prior to the Effective Time. All branch offices of Peoples Bank and offices of Citizens Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices which may be authorized by Peoples Bank or Citizens Bank and applicable regulatory authorities after the date hereof.

7.    Conversion of Citizens Bank Shares. At the Effective Time, each issued and outstanding share of Citizens Bank capital stock shall automatically by virtue of the Bank Merger be canceled without right to receive payment in cash or any other property.

8.    Peoples Bank Capital Stock.     The shares of Peoples Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Bank Merger.

9.    Status of Peoples Bank. The status of Peoples Bank as an Ohio state-chartered, member bank shall be unaffected by the Bank Merger. Peoples Bank shall continue after the Effective Time subject to the statutory and administrative controls to which it was subject before the Effective Time

10.    Certain Effects of Bank Merger. At the Effective Time, in addition to the effects otherwise provided by the laws of the United States, Ohio and Kentucky, Peoples Bank and Citizens Bank shall become a single corporation and the separate existence of Citizens Bank shall cease. The Surviving Bank shall possess all the rights, privileges, powers and franchises of both a public and private nature of Citizens Bank subject to all of its restrictions, disabilities and duties, and shall also possess all of the property (real, personal and mixed) and all debts due to Citizens Bank. All other things belonging to Citizens Bank shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall thereafter be the property of the Surviving Bank, and the title to any real estate vested by deed or otherwise in Citizens Bank shall not revert or be in any way impaired by reason of the Bank Merger. All rights of creditors and all liens of Citizens Bank shall be preserved unimpaired, and all debts, liabilities and duties of Citizens Bank shall at the Effective Time become obligations of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

11.    Termination.     This Agreement may be terminated upon the mutual written agreement of the parties hereto. In addition, this Agreement shall terminate automatically upon termination of the Merger Agreement prior to the consummation of the Parent Merger.

12.    Conditions. The respective obligations of each party hereto to effect the Bank Merger shall be subject to: (a) the consummation of the Parent Merger; and (b) the receipt of all approvals and consents of regulatory authorities required by law to effect the Bank Merger.

13.    Amendment. On or before the Effective Time, the parties may amend, modify or supplement this Agreement in the manner as may be agreed upon between the parties in writing.

14.    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.

15.    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Ohio.

16.    Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof.

17.    Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Constituent Banks have caused this Agreement to be duly executed by their authorized officers as of the date set forth above.

PEOPLES BANK

By:
Name: Tyler Wilcox
Title: President and Chief Executive Officer

CITIZENS BANK OF KENTUCKY, INC.

By:
Name: Leisha Maynard
Title: President and Chief Executive Officer

EXHIBIT C

FORM OF VOTING AGREEMENT

    THIS VOTING AGREEMENT (this “Agreement”) is entered into as of April [•], 2026, by and between Peoples Bancorp Inc., an Ohio corporation (“Peoples”), and ___________________ (“Shareholder”), in such person’s capacity as a shareholder of Citizens National Corporation, a Kentucky corporation (“Citizens”).

    WHEREAS, the Shareholder is the owner of the common shares, no par value, of Citizens set forth on Exhibit A hereto (such common shares, together with all shares of Citizens which may hereafter be acquired by Shareholder prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

    WHEREAS, Peoples and Citizens propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Citizens will merge with and into Peoples pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

    WHEREAS, Peoples and Citizens have made it a condition to their entering into the Merger Agreement that Shareholder enters into this Agreement, solely in his, her or its capacity as a shareholder of Citizens;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

    1.1    Voting Agreement. Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of Citizens, however called (so long as in accordance with the bylaws of Citizens, as amended), or at any adjournment or postponement thereof, and in any action by written consent of the shareholders of Citizens, Shareholder shall:

(a)Appear at such meeting or otherwise cause all of such Shareholder’s Shares to be counted as present thereat for purposes of calculating a quorum;
(b)Vote or cause to be voted, in person or by proxy, all of the shares that are beneficially owned by Shareholder or as to which Shareholder has the direct or indirect right to vote or direct the voting, (i) in favor of the adoption and approval of the Merger Agreement (as amended from time to time) and the approval of the transactions contemplated thereby, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Citizens and any person or entity other than Peoples or any of its

Subsidiaries, and (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Citizens under the Merger Agreement or that would result in any of the conditions to the obligations of Citizens under the Merger Agreement not being fulfilled.

(c)The parties hereto acknowledge and agree that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and nothing contained herein is intended to affect, or otherwise control with respect to, the exercise of Shareholder’s responsibilities and fiduciary duties in Shareholder’s capacity as a director or fiduciary of Citizens or its Subsidiaries with respect to any matter.

ARTICLE 2
Representations and Warranties

    Shareholder hereby represents and warrants to Peoples as follows:

    2.1    Authority Relative to this Agreement.

(a)Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transaction contemplated hereby, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(b)If Shareholder is married and the Shares set forth by the name of Shareholder on Exhibit A of this Agreement constitute property owned jointly with Shareholder’s spouse, Shareholder’s spouse has duly executed this Agreement to evidence such spouse’s consent to the Agreement to the extent of such spouse’s interest in such Shares. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

    2.2    No Conflict.

        (a)    The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Shareholder of Shareholder’s obligations under this Agreement.

        (b)    The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by it will not (i) require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body or (ii)  require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder.

    2.3    Title to the Shares. Shareholder is the record or beneficial owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (other than rights of Peoples and encumbrances respecting such Shares created pursuant to this Agreement or the Merger Agreement), except as otherwise disclosed on Exhibit A. As of the date of this Agreement, except as reflected on Exhibit A, Shareholder has, and at the Citizens Shareholders’ Meeting or any other shareholder meeting of Citizens in connection with the Parent Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Shares that Shareholder is permitted to transfer pursuant to Section 3.1 of this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of Shareholder’s Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

    2.4    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

    2.5    Reliance by Peoples. Shareholder understands and acknowledges that Peoples is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE 3
Additional Covenants

    3.1    Transfer of the Shares.

(a)Shareholder hereby covenants and agrees that, during the term of this Agreement, Shareholder will not, without the prior written consent of Peoples, sell, pledge, transfer, assign, distribute by gift or donation, or otherwise voluntarily dispose of, directly or indirectly, any of the Shares which are owned by Shareholder or take any other voluntary action which would have the effect of removing Shareholder’s power to vote Shareholder’s Shares or which would otherwise be inconsistent with this Agreement.

(b)Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares, (ii) has not granted, and except for proxies granted to vote in the manner provided in Section 1.1, shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shares, and (ii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing Shareholder’s obligations under this Agreement.

3.2    No Solicitation. Shareholder agrees, that during the term of this Agreement, Shareholder shall not, and shall direct any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder not to, directly or indirectly, to (i) take any of the actions specified in Section 6.7 of the Merger Agreement, except as permitted by Section 6.7 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Citizens Common Shares in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of Citizens vote in favor of the adoption and approval of the Merger Agreement and the approval of the transactions contemplated thereby and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and terminate any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Peoples with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder of the obligations undertaken by the Shareholder pursuant to this Section 3.2.

3.3    Dissenters’ Rights. Shareholder agrees not to exercise any right to dissent (including, without limitation, under any rights set forth in Sections 271B.13-010 through 271B.13-310 of the KBCA) as to any Shares which may arise with respect to the Parent Merger or the transactions contemplated by the Merger Agreement.

3.3    Stop Transfer. Shareholder agrees that it shall not request that Citizens register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares prior to the Citizens Shareholder Approval, unless the transfer is made in compliance with this Agreement.

3.4    Further Assurances; Cooperation.

(a)Shareholder, without further consideration, will (for the avoidance of doubt, solely as it relates to Shareholder in his, her or its capacity as a shareholder or beneficial owner of the Shares) (i) use all reasonable efforts to cooperate with Peoples and Citizens in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are reasonably necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by Peoples for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Agencies).

(b)Shareholder consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by law or any Regulatory Agency or Governmental Authority, in any other documents or communications provided by Peoples or Citizens to any Regulatory Agency or Governmental Authority or to security holders of Peoples or Citizens) of Shareholder’s identity and beneficial and record ownership of the Shares and a statement to the effect that Shareholder is a party to this Agreement and has committed to vote in favor of the transactions as set forth in Section 1.1.

ARTICLE 4
Miscellaneous

    4.1    Termination. This Agreement shall terminate on the earlier to occur of (a) the date of consummation of the Parent Merger, or (b) the date of termination of the Merger Agreement for any reason whatsoever. In the event of termination of this Agreement pursuant to this Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that no termination of this Agreement prior to the closing of the Merger Agreement shall relieve any party to this Agreement from any liability for any breach by such party of this Agreement occurring prior to the termination of this Agreement.

    4.2    Specific Performance. Shareholder agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Peoples shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.  Accordingly, in the event of any breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Peoples may be entitled (including monetary damages), Peoples shall be entitled to seek injunctive relief to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither Peoples nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.2, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    4.3    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:

(a)If to Shareholder:

The address provided on Exhibit A, attached hereto.

(b)If to Peoples, to:

Peoples Bancorp Inc.
138 Putnam Street, P.O. Box 738
Marietta, Ohio 45750
Attention: Tyler Wilcox, President and Chief Executive Officer
Email: tyler.wilcox@pebo.com

With a copy to:

Peoples Bancorp Inc.
138 Putnam Street, P.O. Box 738
Marietta, Ohio 45750
Attention: M. Ryan Kirkham, Executive Vice President/General Counsel
Email: ryan.kirkham@pebo.com

4.4    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

    4.5    Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

    4.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

    4.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

    4.8    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.8.

    4.9    Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.

    4.10    Assignment. This Agreement shall not be assigned by operation of law or otherwise.

    4.11    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    4.12    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDER                    PEOPLES BANCORP INC.

     By:
[NAME]     Name: Tyler Wilcox
     Title: President and Chief Executive Officer

[SHAREHOLDER’S SPOUSE

[NAME]]

Exhibit A to Voting Agreement

    Shareholder             Address and Email            Common Shares